EXECUTION VERSION

Certain information, marked using “[***]”, has been excluded from the exhibit because it is both not material and is the type that the registrant treats as private or confidential.
MEMBERSHIP INTEREST PURCHASE AGREEMENT

by and between

APA Finance II, LLC,
as Buyer,

and
DESRI II, L.L.C.,
as Seller

_________________________

Dated as of September 26, 2022
________________________

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v
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Exhibits
A    Form of Assignment Agreement
Annexes
1.1(a)    Knowledge of Buyer
1.1(b)    Knowledge of Seller
1.1(c)    Target Group Companies & Projects
2.7(h)     Consents
2.7(i)     Related Party Transactions
5.3(b)    Buyer Consents and Notices
Seller Disclosure Schedules

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MEMBERSHIP INTEREST PURCHASE AGREEMENT
This Membership Interest Purchase Agreement (this “Agreement”) is entered into as of September 26, 2022 (the “Effective Date”), by and among APA Finance II, LLC, a Delaware limited liability company (“Buyer”), DESRI II, L.L.C., a Delaware limited liability company (“Seller”) for the purchase and sale of all of the outstanding membership interests in DESRI II Acquisition Holdings, L.L.C., a Delaware limited liability company (“Target Company”). Each of Seller and Buyer may be referred to herein as a “Party” and collectively as the “Parties.”
Recitals
A.    Seller is the beneficial and record owner of all of the outstanding membership interests in Target Company (collectively, the “Membership Interests”).
B.    Seller wishes to sell to Buyer, and Buyer wishes to purchase from Seller, the Membership Interests upon the terms and subject to the conditions of this Agreement.
C.    The Parties desire to make certain representations, warranties and agreements in connection with the purchase and sale of Membership Interests, and to prescribe certain conditions to the purchase and sale of the Membership Interests.
Agreement
Article I

DEFINITIONS
1.1Defined Terms.
“Action” means any claim, action, cause of action, demand, lawsuit, arbitration, audit, notice of violation, proceeding, litigation, citation, summons, subpoena or investigation of any nature, civil, criminal, administrative, regulatory or otherwise, whether at law or in equity.
“Additional Holdback Amount” means an amount equal $2,400,000.
“Additional Holdback Release Date” has the meaning set forth in Section 2.8(b)(i).
“Additional Recourse Amount” means an amount equal to $2,400,000, which shall only be available for Buyer Indemnified Parties in respect of Qualified Losses, provided that, on the date that is eighteen (18) months after the Closing Date, the Additional Recourse Amount shall be reduced to the amount, determined as of such date, by which the aggregate amount of Qualified Losses with respect to claims properly made by Buyer Indemnified Parties pursuant to Section 9.3 exceeds (i) the then-applicable General Holdback Amount plus (ii) the then-applicable Additional Holdback Amount plus (iii) any amount paid by or on behalf of Seller to a Buyer Indemnified Party pursuant to Section 9.4(f); provided, further, that in no event shall the Additional Recourse Amount ever exceed $2,400,000 or be less than $0.
“Affiliate” means, with respect to any Person, any other Person directly or indirectly (through one or more intermediaries) controlling, controlled by or under common control with such Person. The term “control” (including, with correlative meaning, the terms “controlled by” and “under common control with”), as applied to any Person, means (a) the possession, directly or indirectly, of the power to vote fifty percent (50%) or more of the securities or other equity interests of a Person having ordinary voting power, or (b) the possession, directly or indirectly,

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of the power to direct or cause the direction of the management and policies of such Person, whether through the ownership of voting or other securities, by Contract or otherwise.
“Aged Receivables” means receivables of Target Group Companies that, as of the Lockbox Date, have been outstanding for sixty (60) days or more.
“Agreement” has the meaning set forth in the preamble.
“Allocation Schedule” has the meaning set forth in Section 2.9.
“Assignment Agreement” means the Assignment Agreement, substantially in the form attached hereto as Exhibit A.
“Base Purchase Price” means $83,753,280.
“Benefit Plan” means any employee benefit plan, arrangement, policy or commitment (whether or not an employee benefit plan within the meaning of Section 3(3) of ERISA), including any employment, consulting or deferred compensation agreement, executive compensation, bonus, incentive, pension, profit-sharing, savings, retirement, stock option, stock purchase or severance pay plan, any life, health, disability or accident insurance plan or any holiday or vacation practice, or other agreement or arrangement providing for employee remuneration or benefits, including a multiemployer plan, as that term is defined in Section 4001(a)(3) of ERISA.
“Books and Records” means, with respect to a Target Group Company, all files, documents, instruments, papers, books and records (or portions thereof), which are in the possession or control of a Target Group Company or Seller or any Affiliate of Seller, and which would reasonably be expected to be material to the ownership, operation, business or condition of a Target Group Company or a Project.
“Business Assets” has the meaning set forth in Section 4.19.
“Business Day” means a day other than Saturday, Sunday or any day on which banks located in New York, New York are authorized or obligated by Law to close.
“Buyer” has the meaning set forth in the preamble.
“Buyer Consents and Notices” has the meaning set forth in Section 5.3(b).
“Buyer Indemnified Parties” has the meaning set forth in Section 9.1.
“Buyer Indemnity Cap” has the meaning set forth in Section 9.4(c).
“Buyer Parent” means Altus Power, Inc.
“Buyer Parent Guaranty” means that certain Parent Guaranty, dated as of the Effective Date, entered into by Buyer Parent in favor of Seller.
“Cash” means, without duplication, the aggregate amount of cash, uncleared checks, restricted cash, cash equivalents, marketable securities and instruments and deposits of the Target Group Companies as of the Lockbox Date, determined in accordance with GAAP.

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“Cash and Spare Parts Adjustment” means the sum of (a) the amount of Cash in the Target Group Companies as of the Lockbox Date and which was not distributed to Seller and (b) the Spare Parts Value.
“Charter Documents” means, with respect to any Person, all articles or certificates of incorporation or formation, bylaws and other organizational documents, and all shareholder agreements, limited liability company agreements, member agreements, partnership agreements or similar Contracts relating to the ownership or governance of such Person.
“Claim Notice” has the meaning set forth in Section 9.3(a).
“Closing” has the meaning set forth in Section 2.4.
“Closing Actions” has the meaning set forth in Section 2.5.
“Closing Date” has the meaning set forth in Section 2.4.
“Closing Payment” has the meaning set forth in Section 2.2(a).
“Closing Payments Cap” means $48,650,955.26.
“Closing Payments Overage” means the amount, if any, by which the amount payable by Buyer pursuant to Section 2.2(a) (calculated without regard to the Closing Payments Cap) exceeds the Closing Payments Cap.
“Code” means the Internal Revenue Code of 1986, as amended.
“Condemnation” means any taking of Real Property in or by condemnation or other eminent domain proceedings pursuant to any Law, general or special, or by reason of any agreement with any condemnor in settlement of or under threat of any such condemnation or other eminent domain proceedings or by any other means, or any de facto condemnation or any temporary condemnation or confiscation of the use or occupancy of Real Property by any Governmental Bodies, civil or military, whether pursuant to an agreement with such Governmental Bodies in settlement of or under threat of any such requisition or confiscation, or otherwise.
“Confidentiality Agreement” means the Confidentiality Agreement dated as of August 8, 2022, by and between DESRI Renewables, L.L.C. and Buyer Parent.
“Contract” means any agreement, lease, license, option, guaranty, right-of-way, evidence of indebtedness, mortgage, indenture, security agreement, letter of credit, purchase order, promissory note, commitment, instrument, other contract or other legally binding arrangement.
“COVID-19” means SARS-CoV-2 or COVID-19, and any evolutions or mutations thereof or related or associated epidemics, pandemics, public health emergencies or disease outbreaks.
“COVID-19 Measure” means any quarantine, “shelter in place”, “stay at home”, workforce reduction, social distancing, shut down, closure, sequester, safety or similar Law, Order, guideline or recommendation promulgated by any Governmental Body, including the Centers for Disease Control and Prevention and the World Health Organization, in each case, in connection with or in response to COVID-19.
“De Minimis Limitation” has the meaning set forth in Section 9.4(b).

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“Deductible” has the meaning set forth in Section 9.4(b).
“Dispute” has the meaning set forth in Section 12.1(a).
“Effective Date” has the meaning set forth in the preamble.
“Environmental Law” means any federal, state, regional or local law, statute, rule, code, regulation, ordinance, or judicial or administrative decision, common law doctrine, requirement or order relating to (a) manufacture, transport, use, handling, labeling, treatment, storage, recycling, disposal, Environmental Release or threatened Environmental Release, or remediation or removal of, or exposure to or injury caused by, Hazardous Substances, (b) the protection of human health or safety, protection of the environment, conservation or land use (including with respect to air, surface or subsurface land and waters, historic resources, cultural resources and natural resources) or (c) the prevention of pollution or the remediation of contamination.
“Environmental Release” with respect to any Hazardous Substance means any release, deposit, discharge, emission, leaking, leaching, spilling, seeping, migrating, injecting, pumping, pouring, emptying, escaping, dumping, or disposing of Hazardous Substances.
“EPC Contract” means the engineering, procurement and construction Contract pursuant to which each Project has been constructed.
“ERISA” means the Employee Retirement Income Security Act of 1974.
“Estimated Cash and Spare Parts Adjustment” has the meaning set forth in Section 2.3(a)(i).
“Estimated Closing Statement” has the meaning set forth in Section 2.3(a)(i).
“Estimated Closing Statement Spreadsheet” means the Microsoft Excel file emailed by Buyer to Seller on 9/25 with file name “D2 and D5 Closing Statement v10 AP(116877858.1).xlsx”.
“Estimated Indebtedness for Borrowed Money” has the meaning set forth in Section 2.3(a)(i).
“Estimated Leakage” has the meaning set forth in Section 2.3(a)(i).
“Estimated Net Receivables/Payables” has the meaning set forth in Section 2.3(a)(i).
“Estimated Principal Payments” has the meaning set forth in Section 2.3(a)(i).
“Estimated Seller Transaction Expenses” has the meaning set forth in Section 2.3(a)(i).
“Existing Indebtedness” means the Indebtedness reflected on the Financial Statements or set forth on Schedule 1.1 of the Seller Disclosure Schedules.
“FERC” means the Federal Energy Regulatory Commission.
“Final Closing Statement” has the meaning set forth in Section 2.3(b)(iii).
“Financial Statements” has the meaning set forth in Section 4.4.
“Firm” has the meaning set forth in Section 2.3(b)(ii).

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“Flow of Funds” has the meaning set forth in Section 2.5(e).
“FPA” means the Federal Power Act.
“Fraud” means that a Party has committed fraud or misrepresentation in the making of a representation or warranty contained in ARTICLE III, ARTICLE IV or ARTICLE V of this Agreement and requires that: (i) the Party to be charged with such fraud made a false representation in ARTICLE III, ARTICLE IV or ARTICLE V of this Agreement; (ii) such Party had actual knowledge that such representation was false when made and was made with the intention of causing the party to whom it was made to take or refrain from taking action; (iii) the false representation caused the Party to whom it was made, in reliance upon such false representation, to take or refrain from taking action (it being acknowledged that, with respect to Buyer, Buyer has relied on the representations and warranties made by Seller in ARTICLE III and ARTICLE IV in making its decision to enter into this Agreement and the transactions contemplated hereby); and (iv) the Party to whom the false representation was made suffered Losses by reason of such reliance. “Fraud” expressly excludes the following legal theories: constructive fraud, equitable fraud, promissory fraud, unfair dealings fraud and negligent or reckless misrepresentation.
“Fundamental Representations” means the representations and warranties of Seller contained in Sections 3.1, 3.2, 3.4(a), 3.5, 4.1, 4.2, 4.3, 4.12(a), 4.20, 4.23 and 4.24 and the representations and warranties of Buyer contained in Sections 5.1, 5.2, 5.3(a) and 5.4.
“GAAP” means generally accepted accounting principles in the United States, consistently applied throughout the specified periods. In the event GAAP provides for more than one principle, practice, procedure, policy, method, classification, convention, categorization, definition, judgment, election assumption, inclusion, exclusion, technique or value or estimate method, the same accounting principles, practices, procedures, policies and methods, classifications, conventions, categorizations, definitions, judgments, elections, assumptions, inclusions, exclusions, techniques and valuation and estimation methods that were used by the Target Group Companies in the preparation of the audited year-end Financial Statements for the year ending December 31, 2021 shall control.
“General Holdback Amount” means $7,200,000.
“Governmental Body” means, with respect to any matter or Person, any federal, national, regional, state, municipal or local government, any political subdivision, any governmental, judicial, public or statutory instrumentality, tribunal, court, agency, authority, body or entity, or any other regulatory bureau, authority, body or entity having legal jurisdiction over the matter or Person in question.
“Hazardous Substances” means any pollutant, contaminant, substance, material, waste, toxin, compound or element in any form, the use, handling or emission of which is regulated under Environmental Laws, including without limitation petroleum or petroleum-derived substances, asbestos or asbestos-containing materials, polychlorinated biphenyls (PCBs), Per- and polyfluoroalkyl substances (PFAS) and radioactive materials.
“Indebtedness” as applied to any Target Group Company means, without duplication, (a) all indebtedness for borrowed money, whether secured or unsecured, including all amounts payable under or pursuant to any credit facility or loan agreement (“Indebtedness for Borrowed Money”); (b) that portion of obligations with respect to capital leases that is properly classified (or should be properly classified) as a liability on a balance sheet in conformity with GAAP; (c) notes payable and drafts accepted representing extensions of credit whether or not representing obligations for borrowed money; (d) all obligations for the reimbursement of any obligor in

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respect of amounts drawn under letters of credit, letters of guaranty, bankers’ acceptances and similar credit transactions; (e) all interest rate swap, derivative or similar arrangements; (f) all obligations for the deferred purchase price of any property or services (excluding ordinary course trade payables); (g) all obligations created or arising under any conditional sale or other title retention agreement with respect to property acquired by any Target Group Company (even though the rights and remedies of the seller or lender under such agreement in the event of a default may be limited to repossession or sale of such property); (h) all obligations secured by a purchase money mortgage or other Lien to secure all or part of the purchase price of property subject to such mortgage or Lien; (i) any refinancings of the foregoing, including principal, interest, prepayment penalties and similar obligations thereto and any additional amounts payable under the foregoing with respect to withholding Taxes; (j) all payment obligations in respect of declared, accrued or otherwise payable dividends, distributions or similar payments payable to Seller or any Affiliate thereof that is not a Target Group Company; and (k) and all obligations of a type referred to in clauses (a) through (j) which are directly or indirectly guaranteed by a Target Group Company or which such Target Group Company has agreed (contingently or otherwise) to purchase or otherwise acquire or in respect of which it has otherwise assured a credit against loss.
“Indebtedness for Borrowed Money” has the meaning set forth in the definition of “Indebtedness.”
“Indemnified Party” has the meaning set forth in Section 9.3(a).
“Indemnifying Party” has the meaning set forth in Section 9.3(a).
“Insurance Policies” has the meaning set forth in Section 4.17.
“Intellectual Property” means, with respect to a Person, all intellectual property, whether arising under statute or common law, including patents, patent applications, copyrights, copyright applications, trade secrets, know-how, trademarks and service marks, trademark and service mark applications, trade names, software and Internet domain names owned or filed by such Person.
“Interim Period” has the meaning set forth in Section 6.1.
“IRS” means the Internal Revenue Service.
“K&S” has the meaning set forth in Section 12.14.
“Knowledge of Buyer” means the actual knowledge of any of the individuals whose names are set forth on Annex 1.1(a) hereto, after due inquiry of the matter in question.
“Knowledge of Seller” means the actual knowledge of any of the individuals whose names are set forth on Annex 1.1(b) hereto, after due inquiry of the matter in question.
“Law” means any applicable federal, national, regional, state, municipal or local law, including any common law, statute, treaty, rule, regulation, ordinance, order, code, judgment, decree, directive, injunction, writ or similar action or decision duly implementing any of the foregoing by any Governmental Body, and includes all applicable Permits.
“Leakage” means, for the period commencing on or after the Lockbox Date through the Closing Date, each and any of the following: (a) any dividend or other distribution (whether in cash or in specie) actually paid or made by a Target Group Company to the Seller; (b) any payment by any Target Group Company to Seller for the purchase, redemption or repayment of

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any securities of any Target Group Company, or any other return of capital to Seller; and (c) any Seller Transaction Expenses paid by any Target Group Company prior to the Closing and not otherwise accounted for in the Closing Payment as Seller Transaction Expenses; provided, that, for the avoidance of doubt, (i) the Principal Payments and payments of interest (other than default interest) in respect of Indebtedness of the Target Group Companies and (ii) distributions permitted pursuant to Section 6.7 shall not constitute Leakage for purposes of this Agreement.
“Leased Real Property” means, individually or collectively as the context requires, all of the real estate interests covered by (a) the ground leases or site lease where a Target Group Company is a lessee, (b) recorded easements, where a Target Group Company is the grantee and (c) license agreements relating to the use of real property where a Target Group Company is the licensee.
“Liabilities” means, with respect to a Person, all Indebtedness, other obligations and other liabilities of the Person (whether known, asserted, liquidated, absolute, accrued, contingent, fixed or otherwise, or whether due or to become due), including any liability for Taxes, that would be required to be reflected or reserved against in a balance sheet of such Person, prepared in accordance with GAAP.
“Lien” means any lien, pledge, mortgage, hypothecation, deed of trust, security interest, claim, charge, option, right of first refusal, easement, encroachment, servitude, or other similar encumbrance.
“Lockbox Date” means August 31, 2022.
“Losses” has the meaning set forth in Section 9.1.
“Material Contracts” has the meaning set forth in Section 4.13(a).
“Material Post-Signing Event” has the meaning set forth in Section 6.4(c).
“Membership Interests” has the meaning set forth in the recitals.
“Net Receivables/Payables” means an amount (which may be a negative number) equal to the accounts receivable of the Target Group Companies (excluding Aged Receivables, to the extent payments are not received prior to the Closing) minus the accounts payable of the Target Group Companies, in each case, measured as of the Lockbox Date in accordance with GAAP; provided, that accounts payable of the Target Group Companies will not include any income tax liabilities or deferred income tax liabilities or any intercompany payable between members of the Target Group Companies; provided, further, that receivables and payables that are normally accrued on a monthly basis will instead be pro-rated on a daily basis.
“Orders” has the meaning set forth in Section 3.4(d).
“Owned Real Property” means, individually or collectively as the context requires, any real property owned in fee by a Target Group Company.
“Ownership Interest” means, with respect to any Person, any share, capital stock, partnership, membership or similar interest or other indicia of equity ownership (including, any option, warrant, profits interests or similar right or right or security convertible, exchangeable or exercisable therefor or other instrument or right the value of which is based on any of the foregoing) in such Person.
“Party” has the meaning set forth in the preamble.

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“Permits” has the meaning set forth in Section 4.9.
“Permitted Liens” means (a) any Lien for Taxes not yet due or delinquent, or that are being contested in good faith and with respect to which adequate reserves are maintained in accordance with GAAP; (b) zoning, planning and other similar limitations and restrictions, and all rights of any Governmental Body to regulate any Real Property, which are not violated by the current use and operation of the Real Property or in connection with the current business of any Target Group Company; (c) all matters of record identified as Schedule B exceptions to any title insurance policies made available to Buyer prior to the Effective Date, and any matters expressly disclosed in accurate surveys with respect to the Real Property that have been made available to Buyer prior to the Effective Date; (d) easements, permits, rights of way, restrictions, covenants, reservations, or mineral rights that, individually and in the aggregate, do not and would not reasonably be expected to materially and adversely affect the value of the Real Property to which they relate, or interfere with or impair the use or occupancy of such Real Property or the operation of the business of any Target Group Company, (e) pledges and deposits as set forth in Schedule 4.26 of the Seller Disclosure Schedules to secure mandatory statutory obligations or performance of bids, tenders, Contracts (other than for the repayment of borrowed money), or for purposes of like general nature made in the ordinary course of business; (f) statutory Liens or other Liens arising by operation of law, including mechanics’, materialmens’, contractors’ or other similar Liens or charges securing the payment of expenses not yet due and payable or are being contested in good faith, (g) any other Liens created or permitted with the prior written consent of Buyer in its sole discretion, (h) Liens in favor of the mortgagee of any of the counterparties to Project Leases that are subordinate to the applicable Project Leases, (i) purchase money Liens arising in the ordinary course of business, and (j) the terms and conditions of the Material Contracts.
“Person” means any individual, corporation, partnership, limited liability company, limited liability partnership, firm, joint venture, association, joint-stock company, trust, unincorporated organization, Governmental Body or other entity of any kind.
“Post-Closing Representation” has the meaning set forth in Section 12.14.
“Post-Signing Event” has the meaning set forth in Section 6.4(a).
“Pre-Lockbox Taxable Period” has the meaning set forth in Section 10.1(a).
“Preliminary Closing Statement” has the meaning set forth in Section 2.3(a)(ii).
“Principal Payments” means, for the period commencing the day after the Lockbox Date through the Closing Date, the aggregate amount of any payments made by the Target Group Companies toward the outstanding principal balance on any Indebtedness of the Target Group Companies (but excluding any payments of interest in respect thereof).
“Privileged Communications” has the meaning set forth in Section 12.14.
“Project Company” means each Subsidiary of Target Company that owns and/or operates a Project, as set forth in Annex 1.1(c).
“Project Leases” has the meaning set forth in Section 4.14(b).
“Projects” means each of the photovoltaic solar power generation projects identified in Annex 1.1(c).

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“Properties” means all assets and properties of every kind, nature, character and description (whether real, personal or mixed, whether tangible or intangible, and wherever situated).
“Prudent Industry Practices” means those standard practices, methods, and procedures normally practiced by parties under the same or similar circumstances as those contemplated in this Agreement at the time such activities were performed, and as are in accordance with applicable Law and generally accepted national standards of professional care, skill, safety, diligence and competence applicable to photovoltaic generation facilities similar to the Projects. Prudent Industry Practices are not intended to be limited to the optimum practices, methods or acts to the exclusion of all others, but rather to be a spectrum of good and proper practices, methods and acts.
“PUHCA” means the Public Utility Holding Company Act of 2005.
“Purchase Price” has the meaning set forth in Section 2.1(b).
“QF” has the meaning set forth in Section 4.10.
“Qualified Losses” means Losses arising out of or relating to any claim (a) for Fraud or willful breach, (b) arising from or relating to an inaccuracy or breach of any representation or warranty that is a Fundamental Representation of Seller or a representation or warranty contained in Section 4.7, or (c) arising under Sections 9.1(b) – 9.1(d).
“Real Property” means, collectively, the Leased Real Property and the Owned Real Property.
“Refinancing Transaction” means the closing of, and initial funding of loans with respect to, the transaction described in that certain Mandate Letter dated as of September 20, 2022 among Key Bank Capital Markets Inc., DESRI II Acquisition Holdings, LLC and DESRI V Acquisition Holdings, LLC.
“Releasing Party” has the meaning set forth in Section 7.6.
“Representative” means, as to any Person, its officers, managers, directors, employees, partners, members, stockholders, counsel, accountants, financial advisers, engineers and consultants.
“SEC” means the U.S. Securities and Exchange Commission.
“Second Holdback Release Date” has the meaning set forth in Section 2.8(a)(ii).
“Seller” has the meaning set forth in the preamble.
“Seller Consents and Notices” has the meaning set forth in Section 3.4(b).
“Seller Disclosure Schedules” means the disclosure schedules relating to Seller, the Target Group Companies and the Projects, of even date herewith, delivered to Buyer concurrently with the execution and delivery of this Agreement.
“Seller Indemnified Parties” has the meaning set forth in Section 9.2.
“Seller Indemnity Cap” has the meaning set forth in Section 9.4(c).

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“Seller Transaction Expenses” means any and all fees and expenses incurred and unpaid by any of the Target Group Companies in connection with the preparation, negotiation and execution of this Agreement and other Transaction Documents and the performance and consummation of the transactions contemplated hereby and thereby, including (a) fees and expenses of legal counsel, financial advisors, accountants or other professionals or advisors of the Target Group Companies, and (b) all brokers and finders fees, in each case incurred by the Target Group Companies in connection with the transactions contemplated hereby.
“Spare Parts Value” means the value of spare parts inventory owned and held for use by the Target Group Companies as of the Closing, which shall be determined in good faith in a manner consistent with the methodology set forth in the Estimated Closing Statement Spreadsheet based on the value of such spare parts in the operations of the Target Group Companies, taking into account (among other considerations) the fair market value of such parts, obsolescence, and operating condition and degradation.
“Statement Dispute” has the meaning set forth in Section 2.3(b)(i).
“Statement Objection” has the meaning set forth in Section 2.3(a)(iii).
“Straddle Taxable Period” has the meaning set forth in Section 10.1(b).
“Subsidiary” means, with respect to any Person, any corporation, general or limited partnership, joint venture, limited liability company, limited liability partnership or other Person that is a legal entity, trust or estate of which such Person owns, directly or indirectly, any equity securities.
“Support Obligations” means all cash deposits, guarantees, letters of credit, treasury securities, surety bonds and other forms of credit assurances or credit support provided by or on behalf of Seller or any Target Group Company in support of the obligations of any Target Group Company to any Governmental Body, contract counterparty or other Person related to the ownership, operation, removal or decommissioning of any Target Group Company or Projects.
“Target Company” has the meaning set forth in the preamble.
“Target Group Companies” means Target Company together with its Subsidiaries, including the Project Companies.
“Target Group Company Consents and Notices” has the meaning set forth in Section 4.12(b).
“Target Group Company Material Adverse Effect” means any change, event, circumstance, condition or effect that is, or would be reasonably likely to become, individually or in the aggregate, materially adverse to the condition (financial or otherwise), business, results of operations or Properties (including the Projects) of the Target Group Companies taken as a whole, except that “Target Group Company Material Adverse Effect” shall not include changes, events, circumstances, conditions or effects that result from or are consequences of (a) any change in any Laws or any new Laws adopted by any Governmental Body or in GAAP or other accounting requirements or principles, including, in each case, the interpretations thereof; (b) changes in regulatory or political conditions, including any acts of war or terrorist activities or changes imposed by a Governmental Body associated with additional security; (c) changes in national, regional, state or local electric transmission or distribution systems or the operation thereof; (d) any change in the financial, banking, credit or securities markets or any change in general national, regional or local economic or financial conditions, interest rates or currency fluctuations; (e) changes in international, national, regional, state or local wholesale or retail

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markets for electric utility industries in general, including the demand for or market price of electricity, natural gas or other commodities; (f) hurricanes, earthquakes, floods, tsunamis, tornadoes, mudslides, wild fires or other natural disasters, calamities, pandemics (including COVID-19), “acts of God” or other “force majeure” events affecting national, regional, state or local matters; including engagement by any country in hostilities, whether commenced before or after the Effective Date, and whether or not pursuant to the declaration of a national emergency or war, or the occurrence of any military or terrorist attack; (g) the announcement or performance of this Agreement and the transactions contemplated hereby, including changes resulting therefrom in relationships with customers, employees, unions, suppliers, distributors, financing sources, or similar relationships other than as a result of a default or other violation of such agreements caused by entering into this Agreement; (h) any actions taken as expressly contemplated by this Agreement; (i) any failure in and of itself to meet any internal Target Group Company forecasts or projections; or (j) any matter disclosed on the Seller Disclosure Schedules; provided that any change, event, circumstance, condition or effect referred to in the preceding clauses (a) through (f) shall be taken into account in determining whether there has been a Target Group Company Material Adverse Effect to the extent that it has a disproportionate effect on any Target Group Company compared to other unrelated entities in the solar photovoltaic power generation business.
“Target Group Company Operating Documents” has the meaning set forth in Section 4.1(b).
“Tax Contest” has the meaning set forth in Section 10.4.
“Tax Returns” means any and all reports, returns, declarations, claims for refund, elections, disclosures, estimates, information reports or returns or statements or other documents supplied or required to be supplied to a Taxing Authority in connection with Taxes, including any schedule or attachment thereto or amendment thereof.
“Taxes” means any and all federal, state, local, foreign and other taxes, levies, fees, imposts, duties and similar governmental charges (including any interest, fines, assessments, penalties or additions to tax imposed in connection therewith or with respect thereto) including, without limitation, (a) taxes imposed on, or measured by, income, franchise, profits or gross receipts, and (b) ad valorem, value added, capital gains, sales, goods and services, use, real or personal property, capital stock, license, branch, payroll, estimated withholding, employment, social security (or similar), unemployment, compensation, utility, severance, production, excise, stamp, occupation, premium, windfall profits, transfer and gains taxes and customs duties, together with any additions to tax, penalties, interest or other charges imposed with respect to any such Taxes.
“Taxing Authority” means, with respect to any Tax, the Governmental Body that imposes such Tax, and the agency (if any) charged with the collection of such Tax for such Governmental Body.
“Transaction Documents” means this Agreement (including all Schedules, Exhibits and Annexes hereto), the Assignment Agreement, the Buyer Parent Guaranty, and any other agreement, certificate or instrument executed and delivered by the Parties or by any Party or any Affiliate of such Party to the other Party or Parties pursuant to this Agreement.
“Transfer Taxes” means any and all transfer Taxes (excluding Taxes measured in whole or in part by net income), including sales, use, excise, goods and services, stock, conveyance, gross receipts, registration, business and occupation, value added, securities transactions, real estate, land transfer, stamp, documentary, notarial, filing, recording, permit, license,

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authorization and other similar Taxes, fees, duties, levies, customs, tariffs, imposts, assessments, obligations and charges arising in connection with the transactions contemplated herein.
“Waiving Parties” has the meaning set forth in Section 12.14.
1.2Rules of Interpretation. Unless otherwise expressly provided or required by the context in which any term appears:
(a)capitalized terms used in this Agreement have the meanings specified in Section 1.1 or elsewhere in this Agreement;
(b)all terms defined in this Agreement in their singular or plural forms have correlative meanings when used herein in their plural or singular forms, respectively;
(c)references to an “Article,” “Section,” “Annex” or “Exhibit” shall be to the applicable article or section of, or annex or exhibit to, this Agreement;
(d)all references to a Person shall include a reference to such Person’s successors and assigns but, if applicable, only if such assigns are permitted by this Agreement;
(e)the words “herein,” “hereof” and “hereunder” shall refer to this Agreement as a whole and not to any particular section or subsection of this Agreement;
(f)all accounting terms not specifically defined herein shall be construed in accordance with GAAP; provided, for the avoidance of doubt, that in the preparation of the Estimated Closing Statement, Preliminary Closing Statement, and the Final Closing Statement (together with the applicable components thereof and any final determination thereof) the express terms and conditions of this Agreement shall control if inconsistent with GAAP;
(g)references to “Dollars” or “$” shall mean U.S. Dollars;
(h)references to this Agreement shall include a reference to all Schedules, Exhibits and Annexes hereto, as this Agreement and such Schedules, Exhibits and Annexes may be amended, restated, supplemented or otherwise modified from time to time;
(i)references to any agreement shall include such agreement as amended, restated, supplemented or otherwise modified from time to time to the extent permitted by the provisions thereof;
(j)whenever a Person is permitted or required under this Agreement to make a decision in its “sole discretion” or “discretion,” such Person (i) will be entitled to make such decision on the basis of any reason or for no reason at all, (ii) will be entitled to consider such interests (including its own interests) and factors as such Person desires, and (iii) will have no duty or obligation to give any consideration to any interest of or factors affecting any other Person, in each case to the fullest extent permitted by Law;
(k)the use of the word “including” in this Agreement to refer to specific examples shall be construed to mean “including, without limitation” or “including but not limited to” and shall not be construed to mean that the examples given are an exclusive list of the topics covered;
(l)the use of the word “or” is not intended to be exclusive;
(m)each gender-specific term used in this Agreement has a comparable meaning whether used in a masculine, feminine or gender-neutral form;

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(n)relative to the determination of any period of time, “from” means “including and after,” “to” means “to but excluding” and “through” means “through and including”;
(o)references to applicable Laws shall mean a reference to such applicable Laws as the same may be amended, restated, supplemented or otherwise modified and be in effect as of the date of any warranty or representation given hereunder or as of the Effective Date, as applicable, including rules and regulations promulgated thereunder and, as applicable, by succession of comparable successor Laws;
(p)the titles, captions or headings of the Articles and Sections herein are inserted for convenience of reference only and are not intended to, and shall not, be a part of or affect the meaning or interpretation of this Agreement; and
(q)the phrases “delivered,” “provided,” “furnished,” “made available” or words of similar import when used with respect to information or documents means that such information or documents have been physically or electronically delivered to the relevant receiving party on or prior to the Effective Date or, in the case of information or documents of Seller or any of its Affiliates (including the Target Group Companies), posted to the online virtual data room established by Seller for the transaction at least three Business Days prior to the Effective Date.
Article II

PURCHASE AND SALE OF MEMBERSHIP INTERESTS; PURCHASE PRICE
1.3Sale and Purchase of Membership Interests.
(a)On the basis of the representations, warranties and agreements contained herein, and subject to the terms and conditions set forth herein, at the Closing, Seller shall sell, convey, transfer, assign and deliver to Buyer, and Buyer shall purchase and accept from Seller, all of Seller’s right, title, and interest in and to the Membership Interests, free and clear of all Liens (other than transfer restrictions under applicable securities laws and the Charter Documents of the Target Company).
(b)The aggregate purchase price for the purchase and sale of the Membership Interests is equal to (a) the Base Purchase Price, minus (b) Leakage (if any), plus (c) the Cash and Spare Parts Adjustment, plus (d) Net Receivables/Payables (which may be a positive or negative number), minus (e) Principal Payments, minus (f) Indebtedness for Borrowed Money, each as reflected on the Final Closing Statement (collectively, the “Purchase Price”).
1.4Payments.
(a)Closing Payments. On the Closing Date, Buyer shall deliver: (i) on behalf of Seller or the Target Group Companies (as applicable), to the account(s) of the applicable third parties specified by Seller in the Flow of Funds, all of the Estimated Seller Transaction Expenses; and (ii) to Seller an amount in cash equal to (1) the Base Purchase Price, (2) minus Estimated Leakage, (3) plus the Estimated Cash and Spare Parts Adjustment, (4) plus the Estimated Net Receivables/Payables (which may be a positive or negative number), (5) minus Estimated Principal Payments, minus (6) Estimated Indebtedness for Borrowed Money, minus (7) Estimated Seller Transaction Expenses, minus (8) the General Holdback Amount, minus (9) the Additional Holdback Amount, each of clauses (1) – (6) as reflected on the Estimated Closing Statement (the “Estimated Purchase Price,” and, collectively, inclusive of clauses (7) - (9), the “Closing Payment”);

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provided, however, that in no event shall the amount payable by Buyer pursuant to this Section 2.2(a) exceed the Closing Payments Cap.
(c)Payment of Purchase Price Adjustment. On or before the fifth (5th) Business Day following the determination of the Final Closing Statement pursuant to Section 2.3(b)(iii), either (i) Buyer shall pay to Seller the amount, if any, by which the Purchase Price (less Seller Transaction Expenses) as reflected on the Final Closing Statement is greater than the sum of (A) the Estimated Purchase Price (less Estimated Seller Transaction Expenses) as reflected on the Estimated Closing Statement plus (B) the amount of any Closing Payments Overage or (ii) Seller shall pay to Buyer the amount, if any, by which the Purchase Price (less Seller Transaction Expenses) as reflected on the Final Closing Statement is less than the sum of (A) the Estimated Purchase Price (less Estimated Seller Transaction Expenses) as reflected on the Estimated Closing Statement plus (B) the amount of any Closing Payments Overage.
(d)Aged Receivables. Buyer agrees to remit to Seller any payments actually received by Buyer or any Target Group Company after the Closing Date in respect of the Aged Receivables.
(e)Method of Payment. All cash payments under this Section 2.2 shall be made by wire transfer of immediately available funds free of costs and charges to the applicable account specified in the Flow of Funds.
1.5Determination of Purchase Price Adjustment.
(b)Purchase Price Adjustment.
(i)Estimated Closing Statement. Not less than five (5) Business Days prior to the Closing Date, Seller shall prepare and deliver to Buyer a statement in the form of the Estimated Closing Statement Spreadsheet (the “Estimated Closing Statement”) that shall set forth Seller’s good faith estimate, based on the agreed methodology set forth in the Estimated Closing Statement Spreadsheet of: (1) Leakage as of Closing (the “Estimated Leakage”), (2) the Cash and Spare Parts Adjustment as of the Lockbox Date (the “Estimated Cash and Spare Parts Adjustment”), (3) Net Receivables/Payables as of the Lockbox Date (the “Estimated Net Receivables/Payables”), (4) Principal Payments as of the Closing (the “Estimated Principal Payments”), (5) Indebtedness for Borrowed Money as of the Closing (the “Estimated Indebtedness for Borrowed Money”), (6) Seller Transaction Expenses as of the Closing (the “Estimated Seller Transaction Expenses”) and (7) the Closing Payment and Estimated Purchase Price, together with reasonable supporting information and documentation, including reasonably detailed supporting materials used in the preparation of the Estimated Closing Statement. During the period after the delivery of the Estimated Closing Statement and prior to the Closing, Buyer shall have the opportunity to review and comment on the Estimated Closing Statement, and the Seller shall consider in good faith any comments from Buyer; provided, that Seller shall have no obligation to update the Estimated Closing Statement based on such comments, and any such failure to update the Estimated Closing Statement based on such comments shall not affect Buyer’s obligations under this Agreement.
(ii)Preliminary Closing Statement. As soon as reasonably practicable, but no later than sixty (60) days after the Closing Date, Buyer shall prepare and deliver to Seller a statement (the “Preliminary Closing Statement”) that shall set forth Buyer’s good faith determination of: (1) Leakage as of the Closing, (2) the Cash and Spare Parts Adjustment as of the Lockbox Date, (3) Net Receivables/Payables as of the Lockbox Date, (4) Principal Payments as of the Closing, (5) Indebtedness for Borrowed Money as

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of the Closing, (6) Seller Transaction Expenses as of the Closing, and (7) the Closing Payment and Purchase Price, together with reasonable supporting information and documentation, including a reasonably detailed reconciliation of any differences between the calculations set forth in the Estimated Closing Statement and the Preliminary Closing Statement and reasonably detailed supporting materials used in the preparation of the Preliminary Closing Statement. The Preliminary Closing Statement shall be prepared in a manner consistent with the preparation of the Estimated Closing Statement as to accounting methods, policies, practices and procedures, with consistent classifications, judgments and estimation methodologies; provided, that (A) no Party will be permitted to introduce judgments, accounting methods, policies, principles, practices, procedures, assumptions, conventions, categorizations, definitions, techniques (including in respect of management’s exercise of judgment), classifications or estimation methodologies different from GAAP; (B) there shall be no additional provision or accrual or increase in any existing provision or accrual included in the Preliminary Closing Statement, except in the case of clause (B), to the extent new facts or events have arisen before the Closing Date that, applying GAAP, reasonably justify such a provision, accrual or increase; and (C) the Preliminary Closing Statement shall not include any purchase accounting or other adjustment arising out of the consummation of the transactions contemplated by this Agreement and shall not be impacted by any accounting changes requested by Buyer between the date hereof and the Closing or any action of Buyer or any of its respective Affiliates after the Closing.
(iii)Objection to Preliminary Closing Statement. Within thirty (30) days after Buyer provides Seller with the Preliminary Closing Statement, Seller shall complete its review of the Preliminary Closing Statement. If Seller wishes to object to the content of the Preliminary Closing Statement, then Seller shall inform Buyer on or before the last day of such thirty (30) day period by delivering a written notice to Buyer (a “Statement Objection”) setting forth a description of the basis of the Statement Objection and the adjustments to the amounts set forth therein that Seller believes should be made. If Seller does not deliver a Statement Objection within such thirty (30) day period, then the Preliminary Closing Statement and the calculations set forth therein shall be conclusive and binding upon the Parties. The deadline for a Statement Objection shall be extended in the case of any undue delay by Buyer in providing Seller access to the books and records, facilities and Representatives of the Target Company pursuant to Section 2.3(c) for each day that Buyer delays in providing Seller such access. Any matter not raised by Seller in its Statement Objection shall be deemed approved and accepted by Seller and shall not be subject to the dispute resolution process set forth in Section 2.3(b).
(iv)Following the date hereof until the earlier of the Closing or termination of this Agreement, the Parties shall use commercially reasonable efforts to work in good faith to agree upon the Spare Parts Value.
(a)Dispute Resolution.
(v)Negotiation. If Seller provides Buyer with a Statement Objection in accordance with Section 2.3(a)(iii), then Buyer and Seller shall promptly attempt in good faith to resolve any dispute or disagreement relating to the Preliminary Closing Statement (the “Statement Dispute”).
(vi)Dispute Resolution. If Buyer and Seller are unable to resolve the Statement Dispute within thirty (30) days after delivery of the Statement Objection, then, at any time thereafter, either Buyer or Seller may elect to have the Statement Dispute resolved by a nationally recognized firm of independent public accountants or other third party as to which Buyer and Seller mutually agree (the “Firm”), which shall, acting as an

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expert and not as an arbitrator, determine on the basis of the standards expressly set forth in this Agreement, and only with respect to the remaining accounting related differences so submitted to the Firm (and not by independent review), whether and to what extent, if any, the amounts reflected in the Preliminary Closing Statement require adjustment. In connection with the engagement of the Firm, Buyer and Seller shall execute reasonable engagement letters and supply such other documents and information as the Firm reasonably requires or as such Party reasonably deems appropriate. The Firm shall be instructed to use every reasonable effort to perform its services within thirty (30) days after engagement and submission of the Statement Dispute to it and, in any case, as soon as practicable after such submission. In resolving the Statement Dispute, the Firm (A) shall, in the case of a Statement Dispute relating to a Statement Objection, utilize the criteria set forth in Section 2.3(a)(ii) and (B) shall not assign a value to any item greater than the greatest value for such item claimed by Buyer or Seller, or less than the smallest value for such item claimed by Buyer or Seller, as set forth in the Preliminary Closing Statement or the Statement Objection. Absent fraud or manifest error, the Firm’s determination of the Statement Dispute shall be conclusive and binding upon the Parties. All fees and expenses of the Firm in connection with the services provided pursuant to this Section 2.3(b)(ii) shall be borne by Buyer, on the one hand, and Seller, on the other hand, in such amount(s) as shall be determined by the Firm based on the proportion that the aggregate amount of disputed items submitted to the Firm that is unsuccessfully disputed by Buyer, on the one hand, or Seller, on the other hand, as determined by the Firm, bears to the total amount of such disputed items so referred to the Firm for resolution.
(vii)The Preliminary Closing Statement and the amounts therein, as so agreed by the Parties (or deemed agreed pursuant to the last sentence in Section 2.3(a)(iii)) or determined by the Firm shall be the “Final Closing Statement” for purposes of this Agreement, and shall be final, conclusive and binding on the Parties and shall be used for the adjustment of the Purchase Price, if any, pursuant to Section 2.2(b).
(c)Cooperation. Buyer and Seller shall not, and shall cause their respective Affiliates not to, take any action with respect to the accounting books, records, policies and procedures of the Target Company and its Subsidiaries that would obstruct or prevent the preparation or review of the Preliminary Closing Statement. In connection with the review of the Estimated Closing Statement and the Preliminary Closing Statement by Buyer and Seller, respectively, Buyer and Seller shall use commercially reasonable efforts to provide such other Party and its Representatives with prompt and reasonable access to the books and records, personnel, facilities and Representatives of the Target Company, as applicable. Furthermore, Buyer and Seller shall have the right to review the work papers of the other Party underlying or utilized in preparing the Estimated Closing Statement, the Preliminary Closing Statement or any Statement Dispute, as applicable, and the calculation of the Purchase Price; provided, however, that the independent accountants of each Party, if any, shall not be obligated to make any such work papers available to the other Party unless and until such Party has signed a customary confidentiality and hold harmless agreement relating to such access to such work papers in form and substance reasonably acceptable to such independent accountants.
(d)No Further Claim. After the determination of the Final Closing Statement and the payments contemplated by Section 2.2(b), other than in respect of unpermitted Leakage in breach of Section 6.7, no Party shall have the right to make any claim based on the preparation of the Final Closing Statement or the calculation of the amounts set forth therein (even if subsequent events or subsequently discovered facts would have affected the preparation of the Final Closing Statement or the calculation of the amounts set forth therein had such subsequent events or subsequently discovered facts been known at the time of the Closing).

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1.6Closing; Closing Date. Subject to the terms and conditions hereof, the closing of the transactions contemplated by this Agreement (the “Closing”) shall take place by remote electronic exchange of documents (by facsimile, .pdf, email or other form of electronic communication) within two Business Days after the date on which the conditions set forth in Sections 2.5, 2.6 and 2.7 have been satisfied or waived (other than conditions which, by their nature, are to be satisfied on the Closing Date), or at such other time or on such other date or at such other place as Seller and Buyer may mutually agree upon in writing (the day on which the Closing takes place being the “Closing Date”). The Closing shall be deemed to have occurred on 12:01 a.m. Eastern Time on the Closing Date. Except as otherwise provided in this Agreement, all proceedings to be taken and all documents to be executed at the Closing shall be deemed to have been taken, delivered and executed simultaneously, and no proceeding shall be deemed taken or documents deemed executed or delivered until all have been taken, delivered, and executed.
1.7Actions at Closing. At the Closing, Seller and Buyer, as applicable, shall take or cause to be taken the following actions (the “Closing Actions”):
(f)Assignment Agreement. Seller shall execute and deliver to Buyer, and Buyer shall execute and deliver to Seller, the Assignment Agreement with respect to the Membership Interests.
(g)Resignation Letters. Seller shall deliver to Buyer letters of resignation, effective as of the Closing, executed by each manager, director and officer of Target Company, and of such other Target Group Companies as reasonably may be required by Buyer.
(h)Closing Certificates.
(i)Seller shall execute and deliver a certificate, dated the Closing Date and signed by a duly authorized officer of Seller, that each of the conditions set forth in Sections 2.7(a) and (b) have been satisfied.
(ii)Buyer shall execute and deliver a certificate, dated the Closing Date and signed by a duly authorized officer of Buyer, that each of the conditions set forth in Sections 2.6(a) and (b) have been satisfied.
(e)Form W-9. Seller shall furnish Buyer with a completed and executed IRS Form W-9; provided that Buyer’s only remedy for Seller’s failure to do so shall be to withhold and pay over to the IRS or other relevant Taxing Authority such amounts as may be required by applicable Tax Law in accordance with Section 2.10.
(f)Flow of Funds. Seller shall deliver to Buyer a flow of funds consistent with the terms of this Agreement and otherwise in form and substance reasonably acceptable to Buyer (the “Flow of Funds”).
1.8Conditions Precedent to Obligations of Seller. The obligation of Seller to consummate the transactions contemplated hereby shall be subject to the satisfaction, at or prior to the Closing, of the following conditions precedent, any of which may be waived by Seller in its sole discretion:
(b)No Governmental Order. No Governmental Body shall have enacted, issued, promulgated, enforced or entered any order, judgment, decree or ruling which is in effect and has the effect of making the transactions contemplated by this Agreement illegal, otherwise restraining or prohibiting consummation of such transactions or causing any of the transactions contemplated hereunder to be rescinded following completion thereof.

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(c)Representations and Warranties of Buyer. Other than the Fundamental Representations of Buyer, the representations and warranties of Buyer contained in this Agreement shall be true and correct in all respects (without giving effect to any “materiality” or similar qualifiers) on and as of the date hereof and on and as of the Closing Date with the same effect as though made at and as of such date (except those representations and warranties that address matters only as of a specified date, the accuracy of which shall be determined as of that specified date in all respects), and except for failures to be true and correct that would not, individually or in the aggregate, prevent Buyer from consummating the transactions contemplated by this Agreement or performing its obligations under this Agreement. The Fundamental Representations of Buyer shall be true and correct in all respects on and as of the date hereof and on and as of the Closing Date with the same effect as though made at and as of such date (except those representations and warranties that address matters only as of a specified date, the accuracy of which shall be determined as of that specified date in all respects).
(d)Covenant Compliance. Buyer shall have duly performed and complied in all material respects with all agreements, covenants and conditions required by this Agreement and the other Transaction Documents to be performed or complied with by it prior to or on the Closing Date.
(e)No Proceedings. No suit, action, investigation, inquiry or other legal or administrative proceeding by any Governmental Body or other Person shall have been instituted or threatened that challenges the validity of, or seeks to enjoin, the consummation of the transactions contemplated by the Transaction Documents.
(f)Performance of Closing Actions. Buyer shall have performed its Closing Actions.
1.9Conditions Precedent to Obligations of Buyer. The obligation of Buyer to consummate the transactions contemplated hereby shall be subject to the satisfaction, at or prior to the Closing, of the following conditions precedent, any of which may be waived by Buyer in its sole discretion:
(g)No Governmental Order. No Governmental Body shall have enacted, issued, promulgated, enforced or entered any order, judgment, decree or ruling which is in effect and has the effect of making the transactions contemplated by this Agreement illegal, otherwise restraining or prohibiting consummation of such transactions or causing any of the transactions contemplated hereunder to be rescinded following completion thereof.
(h)Representations and Warranties of Seller. Other than the Fundamental Representations of Seller, the representations and warranties of Seller contained in this Agreement shall be true and correct in all respects (without giving effect to any “materiality” or “Target Group Company Material Adverse Effect” or similar qualifiers) on and as of the date hereof and on and as of the Closing Date with the same effect as though made at and as of such date (except those representations and warranties that address matters only as of a specified date, the accuracy of which shall be determined as of that specified date in all respects), except for failures to be true and correct that would not, individually or in the aggregate, reasonably be expected to have a Target Group Company Material Adverse Effect. The Fundamental Representations of Seller shall be true and correct in all respects on and as of the date hereof and on and as of the Closing Date with the same effect as though made at and as of such date (except those representations and warranties that address matters only as of a specified date, the accuracy of which shall be determined as of that specified date in all respects).
(i)Covenant Compliance. Seller shall have duly performed and complied in all material respects with all agreements, covenants and conditions required by this Agreement and

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the other Transaction Documents to be performed or complied with by it prior to or on the Closing Date.
(j)No Action or Proceeding. No Action shall have been commenced against Buyer, Seller or any Target Group Company, which would prevent the Closing. No injunction or restraining order shall have been issued by any Governmental Body, and be in effect, which restrains or prohibits any transaction contemplated hereby.
(k)Material Adverse Effect. From the date of this Agreement, there shall not have occurred any Target Group Material Adverse Effect.
(l)Performance of Closing Actions. Seller shall have performed its Closing Actions.
(m)No Proceedings. No suit, action, investigation, inquiry or other legal or administrative proceeding by any Governmental Body or other Person shall have been instituted or threatened that challenges the validity of, or seeks to enjoin, the consummation of the transactions contemplated by the Transaction Documents.
(n)Consents. The Seller Consents and Notices and Target Group Company Consents and Notices set forth on Annex 2.7(h) shall have been obtained and shall be in full force and effect as of the Closing.
(o)Related Party Transactions. All intercompany obligations and Contracts set forth on Annex 2.7(i) shall have been terminated.
(p)Equity Certificates. Buyer shall have received or shall have received evidence satisfactory to Buyer in its reasonable discretion that it will receive immediately after the Closing all original equity certificates (if any) representing the Membership Interests and representing the equity interest in a Target Group Company held by another Target Group Company, except for those certificates which are held by financing parties or their agents.
(q)Officer’s Certificate. Buyer shall have received a certificate from Seller, dated as of the Closing Date and signed by a duly authorized Representative of Seller, certifying as to Seller’s good standing, incumbent managers or officers, Charter Documents and due authorization with respect to the Transaction Documents, and as to the good standing, incumbent managers or officers and Charter Documents of the Target Group Companies.
(r)[*****]. Buyer shall have received evidence, in form and substance reasonably satisfactory to Buyer, from Seller demonstrating that either (i) the operating agreement of [*****] PV Holdco L.L.C. has been amended such that voting and approval rights of the Class A Equity Investor under such operating agreement have been limited so as to apply only to matters that adversely and disproportionately impact such Class A Equity Investor and such that the operating agreement clarifies that the Class A Flip Point (as defined in the operating agreement of [*****] PV Holdco L.L.C.) occurred prior to the acquisition by the Class A Equity Investor of its membership interests in [*****] PV Holdco L.L.C. or (ii) the Class B Equity Investor under such operating agreement shall have purchased all outstanding Class A Units and is the owner of 100% of the outstanding equity interests in [*****] PV Holdco L.L.C.; provided, that in the case of this clause (ii), the cost of repurchasing such Class A Units shall be borne by Buyer and the cost thereof repaid to Seller at the Closing or, at Seller’s option, Seller may fund such repurchase through cash on hand of the Target Group Companies that would otherwise be for the account of Buyer and such use of cash shall not constitute Leakage; provided, further, that such cost shall not exceed an amount to be reasonably agreed by the Parties.

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(s)KS2 Financing Agreement. Buyer shall have delivered to Seller a fully executed copy of the Second Amended and Restated Financing Agreement, dated June 28, 2018, between Kalaeloa Solar Two, LLC, CIT Bank, N.A. and the lenders party thereto, which shall be in the same form as the unexecuted copy Buyer made available to Seller prior to the Effective Date.
1.10Holdback.
On the first Business Day after the date that is:
(i)
(i)twelve (12) months after the Closing Date, Buyer shall pay an amount equal to one half of the General Holdback Amount (measured as of the Closing Date) to Seller; provided, that if the aggregate outstanding amount of Losses with respect to all claims properly made by Buyer Indemnified Parties pursuant to Section 9.3 through such date is more than would remain with respect to the General Holdback Amount following such payment, then Buyer shall only pay such amount that will result in the amount of the remaining General Holdback Amount following such payment equaling the aggregate amount of Losses properly claimed by Buyer Indemnified Parties through such date pursuant to Section 9.3.
(ii)eighteen (18) months after the Closing Date (the “Second Holdback Release Date”), Buyer shall pay an amount equal to the General Holdback Amount less the portion of the General Holdback Amount paid to Seller under Section 2.8(a)(i), if any, less the aggregate outstanding amount of Losses with respect to all claims properly made by Buyer Indemnified Parties pursuant to Section 9.3 through the Second Holdback Release Date and not paid by Seller to Buyer or as directed by Buyer as of the Second Holdback Release Date.
(iii)five (5) days following a final determination of all outstanding claims properly made by Buyer Indemnified Parties prior to the Second Holdback Release Date pursuant to Section 9.3, the Buyer shall pay any outstanding portion of the General Holdback Amount to Seller.
(t)
(iv)the later of (i) sixty (60) days after the Closing Date and (ii) the earlier of (A) the closing of the Refinancing Transaction and (B) December 31, 2022 (the “Additional Holdback Release Date”), Buyer shall pay an amount equal to the Additional Holdback Amount less the aggregate outstanding amount of Losses with respect to all claims for Qualified Losses properly made by Buyer Indemnified Parties pursuant to Section 9.3 through the Additional Holdback Release Date and not paid by Seller to Buyer or as directed by Buyer as of the Additional Holdback Release Date.
(v)five (5) days following a final determination of all outstanding claims for Qualified Losses properly made by Buyer Indemnified Parties prior to the Additional Holdback Release Date pursuant to Section 9.3, the Buyer shall pay any outstanding portion of the Additional Holdback Amount to Seller.
1.1Price Allocation. Within thirty (30) days after the Closing Date, Buyer shall deliver to Seller a schedule allocating the Purchase Price to each Target Group Company, and further allocating the amount so allocated among the assets of each Target Group Company (the “Allocation Schedule”). The Allocation Schedule shall be prepared in accordance with Section 1060 of the Code and the Treasury Regulations thereunder. The Allocation Schedule shall be

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deemed final unless Seller notifies Buyer of its objection in writing within ten (10) days after delivery of the Allocation Schedule to Seller. In the event of any such objection, Seller and Buyer shall negotiate in good faith to mutually agree upon the Allocation Schedule; provided, however, that, if Seller and Buyer are unable to agree upon the Allocation Schedule within thirty (30) days after Seller’s notice of objection, the Parties shall submit the matter to a neutral third-party accountant or consultant, to be agreed by the Parties, for resolution, whose decision shall be final and binding upon the Parties. The fees and expenses of such accountant or consultant shall be borne equally by Seller, on the one hand, and Buyer, on the other hand. Each of Seller and Buyer agrees to file IRS Form 8594 and all federal, state and local Tax Returns in accordance with the Allocation Schedule. Neither Seller nor Buyer nor any of their Affiliates shall take any position in any tax return, in any audit or examination, or otherwise that is inconsistent with the Allocation Schedule unless expressly required pursuant to applicable Law.
1.2Withholding. Buyer, and any other applicable withholding agent, shall be entitled to deduct and withhold from any consideration otherwise payable to any Person pursuant to this Agreement such amounts as it is required to deduct and withhold with respect to the making of such payment under any applicable tax Law, provided that the Buyer shall (or shall procure that the applicable withholding agent) pay the amount so deducted and withheld to the applicable Taxing Authority in accordance with such Law. Any amounts so withheld and paid over to the applicable Taxing Authority shall be treated for all purposes of this Agreement as having been paid to the applicable Person in respect to which such deduction and withholding was made and shall therefore reduce payments otherwise to be made hereunder. Prior to any such deduction or withholding, and prior to the Closing Date, Buyer shall (i) provide Seller with commercially reasonable notice of its (or the appliable withholding agent’s) intent to deduct and withhold, and (ii) cooperate in good faith with Seller to reduce, minimize or eliminate such potential deductions and withholdings, including by providing a reasonable opportunity for Seller to provide forms or other evidence that would exempt such amounts from deduction and withholding (or reduce such deduction and withholding). Buyer also shall provide to Seller any receipts or other documentation in its possession, or which it can obtain by the exercise of commercially reasonable efforts, to the extent reasonably necessary for Seller to claim a credit or refund in respect of such withheld amounts, to report such amounts on any Tax Return, and/or as otherwise reasonably requested by Seller in connection with its Tax affairs or those of its Affiliates.
1.3No Retained Interest. The Parties acknowledge and agree that (a) the rights of Seller to receive any payment hereunder do not constitute an equity or other ownership interest in any Target Group Company, Buyer or any of its Affiliates, and (b) all liabilities and obligations to Seller under this Agreement are liabilities and obligations solely of Buyer and not of any Target Group Company, and no Target Group Company has any liability therefor. From and after the Closing, Buyer and its Affiliates shall have sole authority and discretion with respect to the Target Group Companies, the Projects and the operation thereof.
Article III

REPRESENTATIONS AND WARRANTIES
OF SELLER AS TO SELLER
Seller hereby represents and warrants to Buyer as of the Effective Date as follows:
1.11Title to the Membership Interests. Seller owns beneficially and of record and holds good and valid title, free and clear of any Liens (other than transfer restrictions under applicable securities laws and the Charter Documents of the Target Company), and has full power and authority to convey, free and clear of any Liens (other than transfer restrictions under applicable securities laws and the Charter Documents of the Target Company), the Membership Interests set forth in Schedule 3.1(i) of the Seller Disclosure Schedules. Upon conveyance of the Membership

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Interests to Buyer, Buyer will own one hundred percent (100%) of the membership interests in Target Company. Except as set forth in Schedule 3.1(ii) of the Seller Disclosure Schedules, Target Company is not subject to any Contracts or other arrangements with respect to voting rights or transferability, and there are no outstanding options, warrants, profits interests, rights (including conversion or preemptive rights) or Contracts, for the purchase or acquisition of any portion of the Membership Interests or securities convertible or exchangeable for any portion of Target Company, other than as provided in this Agreement or as may have been created by or through Buyer. Neither Seller nor Target Company (a) is subject to any obligation (contingent or otherwise) to repurchase or otherwise acquire or retire any of the Membership Interests or (b) assuming the accuracy of Buyer’s representations and warranties set forth in Sections 5.4 and 5.5, has violated any applicable securities laws in connection with the offer, sale or issuance of any of the Membership Interests.
1.12Authority to Execute and Perform Agreement. Seller is a limited liability company duly formed, validly existing and in good standing under the laws of the State of Delaware, and has all requisite limited liability company power and authority to conduct its business as it is now being conducted. Seller is qualified to do business in all jurisdictions where the failure to qualify would materially affect its ability to execute or deliver, or perform its obligations under, the Transaction Documents to which it is or will be a party. Seller (a) has all requisite limited liability company power and authority to execute and deliver the Transaction Documents to which it is a party and (b) has taken all necessary limited liability company action to authorize the execution and delivery of this Agreement and the other Transaction Documents to which it is or will be a party and the performance of its obligations hereunder and thereunder. This Agreement and each other Transaction Document to which Seller is a party has been duly and validly executed and delivered by Seller, and each constitutes the legal, valid and binding obligation of Seller, enforceable in accordance with its terms, subject to bankruptcy, insolvency, fraudulent transfer, reorganization, moratorium or similar laws, laws of general applicability relating to or affecting creditors’ rights, and general equity principles.
1.13Litigation. Except as set forth in Schedule 3.3 of the Seller Disclosure Schedules, there are no actions, suits, proceedings or investigations pending to which Seller is a party or, to the Knowledge of Seller, threatened against or affecting Seller that would have a material and adverse effect on the ability of Seller to perform any of its obligations under the Transaction Documents to which it is a party.
1.14No Conflict. The execution and delivery by Seller of the Transaction Documents to which it is a party, the consummation of the transactions contemplated hereby and thereby, and the performance by Seller of the Transaction Documents to which it is a party in accordance with its terms will not, except in the case of clauses (b), (c), and (d), as will not have a material and adverse effect on the ability of Seller to perform any of its obligations under the Transaction Documents to which it is a party:
(j)violate the Charter Documents of Seller;
(k)except as set forth on Schedule 3.4(b) of the Seller Disclosure Schedules (the “Seller Consents and Notices”), require Seller to obtain any consents, approvals or authorizations of, or make any filings with or give any notices to, any Governmental Bodies or any other Person that have not been obtained, made or given;
(l)assuming the Seller Consents and Notices are obtained, made or given, violate or result in the breach of any of the terms and conditions of, cause the termination of or give any other contracting party the right to terminate, or constitute (or with notice or lapse of time, or both, constitute) a default under, any Contract to which Seller is a party or by or to which Seller

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or the Membership Interests are or may be bound or subject; or result in the creation of any Lien on the Membership Interests or any of the Properties of Seller; or
(m)assuming the Seller Consents and Notices are obtained, made or given, violate or result in the breach of any applicable material orders, judgments, injunctions, awards, decrees or writs of any Governmental Body (collectively, “Orders”), or any applicable Law.
1.15Solvency. No petition or notice has been presented, no Order has been made and no resolution has been passed for the bankruptcy, liquidation, winding-up or dissolution of Seller. No receiver, trustee, custodian or similar fiduciary has been appointed over the whole or any part of Seller’s assets or income. Seller has no plan or intention of filing, making or obtaining any such petition, notice, order or resolution or of seeking the appointment of a receiver, trustee, custodian or similar fiduciary.
1.16HSR Act. Seller is its own ultimate parent entity (as defined in 16 C.F.R. 801.1(a)(3)) for purposes of the Hart-Scott-Rodino Antitrust Improvements Act of 1976 and the regulations issued thereunder, each as amended.
Article IV

REPRESENTATIONS AND WARRANTIES OF SELLER AS TO THE TARGET GROUP COMPANIES
Seller hereby represents and warrants to Buyer as of the Effective Date and as of the Closing Date as follows:
1.17Due Organization; Qualification.
(g)Each Target Group Company is duly formed and validly existing under the laws of the state of its formation as set forth on Annex 1.1(c) and has all requisite limited liability company power and authority to own, lease and operate its Properties and to carry on its business as now being conducted. Each Target Group Company is duly qualified or licensed to do business (i) in each jurisdiction in the State in which the Project owned by such Target Group Company is located and (ii) in each other jurisdiction which the use, ownership or operation of its Properties makes such qualification or licensing necessary, except where the failure to be so qualified or licensed would, in the case of this clause (ii) only, not be reasonably likely to result in a Target Group Company Material Adverse Effect.
(h)Seller has made available to Buyer true and correct copies of the Charter Documents of each Target Group Company (such documents, the “Target Group Company Operating Documents”), as in effect on the Closing Date.
1.18Business. Except as set forth in Schedule 4.2 of the Seller Disclosure Schedules, none of the Target Group Companies has conducted any business other than in connection with the development, financing, construction, ownership or operation of solar photovoltaic facilities or the ownership of assets incidental thereto, or the ownership of another Target Group Company, in each case with respect to the Projects.
1.19Equity Interests.
(a)The capitalization of each Target Group Company is set forth in Schedule 4.3(a) of the Seller Disclosure Schedules. Each Target Group Company is the owner, beneficially and of record, of the equity interests indicated in Schedule 4.3(a) of the Seller Disclosure Schedules. Except as set forth in Schedule 4.3(a) of the Seller Disclosure Schedules, none of the Target

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Group Companies (i) has any Subsidiaries, (ii) owns any Ownership Interests or (iii) has issued any certificates or other instruments to evidence any equity interest (except for those certificates which are held by financing parties or their agents).
(b)The equity interests in each Target Group Company (including the Membership Interests) are validly issued, fully paid and nonassessable. Except as set forth in Schedule 4.3(b) of the Seller Disclosure Schedules, (i) there are no outstanding options, warrants, calls, rights of conversion or other rights, agreements, arrangements or commitments relating to the equity interests in each Target Group Company (including the Membership Interests) to which Seller or Target Group Company is a party, or by which any of them is bound, obligating Seller or any Target Group Company to admit, deliver or sell, or cause to be issued, delivered or sold, any additional membership interests, (ii) there are no rights, agreements or arrangements or commitments relating to the equity interests in a Target Group Company to which any Target Group Company is a party, or by which it is bound, obligating it to repurchase, redeem or otherwise acquire any of its outstanding equity interests and (iii) there are no binding obligations of any Target Group Company to provide a loan to or make a capital contribution in any other Person.
1.20Financial Statements. Seller has made available to Buyer copies of its audited consolidated balance sheets, statements of operations, and statements of cash flows for the years ended December 31, 2021 and 2020, and its unaudited consolidated balance sheets, statements of operations, and statements of cash flows for the six months ended June 30, 2022 (the “Balance Sheet Date”) (collectively, the “Financial Statements”). The Financial Statements fairly present in all material respects the financial position with respect to the Target Group Companies, as of the respective dates thereof, and the results of the operations of the Target Group Companies, for the respective fiscal periods covered thereby, in each case in accordance with GAAP, except for the absence of footnotes and subject to year-end audit adjustments.
1.21Absence of Certain Changes. Except as set forth in Schedule 4.5 of the Seller Disclosure Schedules, since the Balance Sheet Date:
(n)There has been no event, occurrence or development that has had, or would reasonably be expected to have, individually or in the aggregate, a Target Group Company Material Adverse Effect;
(o)There has been no material change in any method of accounting or accounting practice of any Target Group Company;
(p)There has been no material change in any Target Group Company’s cash management practices and its policies, practices and procedures with respect to collection of accounts receivable, establishment of reserves for uncollectible accounts, accrual of accounts receivable, inventory control, prepayment of expenses, payment of trade accounts payable, accrual of other expenses, deferral of revenue and acceptance of customer deposits;
(q)No Target Group Company has admitted any new or substitute member or partner;
(r)No Target Group Company has encumbered any of its assets or incurred any Indebtedness other than (i) the Existing Indebtedness, (ii) payment of dividends on or prior to the Lockbox Date and (iii) Permitted Liens;
(s)There has been no transfer, assignment, sale or other disposition of any assets of any Target Group Company shown or reflected in the Financial Statements, other than in the

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ordinary course of business and in respect of obsolete equipment, or cancellation of any debts or entitlements of any Target Group Company other than in the ordinary course of business;
(t)There has been no capital investment in a Target Group Company, or any loan to any other Person by a Target Group Company;
(u)There has been no acceleration, termination, material modification to or cancellation of any Material Contract;
(v)There has been no material capital expenditures with respect to any Project; and
(w)No Target Group Company has made, changed, or rescinded, any material Tax election, amended any Tax Return, or taken any material position on any Tax Return, that is inconsistent with past practice; and no Target Group Company has entered into any Contract to do any of the foregoing or taken any material action or omission that, to the Knowledge of Seller, is more likely that not to result in any of the foregoing.
1.22Absence of Liabilities. Except for (i) Liabilities disclosed in Schedule 4.6 of the Seller Disclosure Schedules, (ii) Liabilities with respect to the performance (but not the breach) of any Material Contract, Permit or other Contract and (iii) Liabilities reflected or reserved against on the balance sheets in the Financial Statements, but only to the extent reflected or reserved against, and (iv) Liabilities incurred in the ordinary course of business since the Balance Sheet Date, the Target Group Companies have no material Liabilities of any nature whatsoever, and all obligations under any guaranty provided by or on behalf of a Target Group Company in respect of its payment obligations under any EPC Contract have been fully performed and discharged and no amounts remain payable thereunder.
1.23Tax Matters. Except as set forth in Schedule 4.7 (and in the case of (d) below, Schedule 4.7(d)) of the Seller Disclosure Schedules:
(c)All income and other material Tax Returns required to be filed by or with respect to a Target Group Company, the operations and Properties of the Target Group Companies, and the Projects have been timely filed (taking into account any extension of time within which to file). All such Tax Returns are true, complete and accurate in all material respects. All income and other material Taxes required to be paid by or with respect to each Target Group Company and its Properties and operations before the date this representation is made (whether or not shown to be due and owing on any Tax Returns), have been timely paid in full. No written claim has ever been made by a Taxing Authority in a jurisdiction where Seller or any Target Group Company does not file Tax Returns that Seller or such Target Group Company is or may be subject to Tax imposed by that jurisdiction.
(d)Each of the Target Group Companies (and, to the extent applicable with respect to the Target Group Companies, their operations and Properties, and the Projects, each of their respective Affiliates) has timely complied in all material respects with all applicable Laws relating to obligations to collect and withhold Taxes and to report and remit such Taxes to the applicable Taxing Authority.
(e)None of the Target Group Companies is currently the beneficiary of any extension of time within which to file any Tax Return other than any automatic extension of time to file any Tax Return.
(f)Seller has provided to Buyer correct and complete copies of all U.S. federal and state income Tax Returns of the Target Group Companies for periods beginning on or after

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January 1, 2018, and all examination reports, and statements of deficiencies assessed against, proposed in writing against, or agreed to by a Target Group Company since January 1, 2018.
(g)No Target Group Company has waived any statute of limitations in respect of Taxes or agreed to any extension of time with respect to an income tax assessment or deficiency. There are no Tax rulings or requests for Tax rulings pertaining to a Target Group Company or its operations and Properties that could affect its liability for Taxes or the amount of its taxable income or loss for any taxation year or period ending after the Effective Date. Other than as detailed in any of the Contracts to which a Target Group Company is a party and made available to Buyer, no Person has a power of attorney that is currently in force with respect to Taxes of any Target Group Company.
(h)There are no Liens for Taxes (other than Permitted Liens) on any of the Properties of any Target Group Company. All of the assets of each Target Group Company that are required to be listed on the property tax rolls have been properly listed and described on the property tax rolls in all materials respects for all periods prior to and including the date this representation is made, and no material portion of the assets of such Target Group Company constitutes omitted property for property Tax purposes.
(i)No deficiencies for any Tax have been proposed, asserted or assessed in writing against any Target Group Company that has not been paid.
(j)No Tax Return of any Target Group Company has been or is currently being examined by any Taxing Authority, and neither Seller nor any Target Group Company has received any written notice of any examination or other proceeding with respect to Taxes of a Target Group Company.
(k)Each Target Group Company is properly classified as a disregarded entity for all federal and applicable state and local Tax purposes. No election has been or will be made for any Target Group Company to be treated as an association taxable as a corporation for federal or applicable state or local Tax purposes.
(l)Other than (a) as detailed in any of the Contracts to which a Target Group Company is a party and made available to Buyer or (b) pursuant to Contracts entered into the ordinary course of business the principal purpose of which is not Taxes, no Target Group Company is a party to any Tax sharing, Tax indemnification, Tax allocation or similar agreement.
(m)No Property of any Target Group Company constitutes “tax-exempt use property” within the meaning of Section 168(h) of the Code or is subject to the alternative depreciation system under Section 168(g) of the Code. No Property of any Target Group Company is subject to any lease, safe harbor lease or other arrangement as a result of which any such Target Group Company will not be treated as the owner of such Property for U.S. federal income Tax purposes following the Closing Date.
(n)Neither Seller (with respect to any Target Group Company or Properties) or Target Group Company has been a party to a transaction that is or is substantially similar to a “listed transaction” within the meaning of Treasury Regulations Section 1.6011-4(b)(2), or any other transaction requiring disclosure under analogous provisions of U.S., state or local Tax law.
(o)To the Knowledge of Seller, each Target Group Company is eligible for all state and local property tax abatements which it has obtained (if any), and, to the Knowledge of Seller, no facts or circumstances exist that are more likely than not to hinder, impair, restrict, limit or disqualify such Target Group Company from qualifying for such property tax abatements.

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(p)The representations set forth in this Section 4.7 are the sole and exclusive representations in this Agreement with respect to Taxes, and any claim for breach of representation with respect to Taxes will be based on the representations made in this Section 4.7 and will not be based on the representations set forth in any other provision of this Agreement.
1.24Compliance with Laws.
(a)Except as set forth in Schedule 4.8 of the Seller Disclosure Schedules, each Target Group Company has operated its businesses in compliance in all material respects with, and its Properties materially conform to, all applicable Laws, and no Target Group Company has received any written (or, to the Knowledge of Seller, oral) notice of noncompliance with any such Laws.
(b)Without in any way limiting the foregoing paragraph (a), Seller and each Target Group Company is and has been in material compliance with all applicable import and export control and economic sanctions Laws of the United States, and other jurisdictions in which it operates or to which it is subject, including the U.S. Export Administration Regulations, the U.S. Department of the Treasury Office of Foreign Asset Control economic sanctions regulations, the U.S. Bank Secrecy Act of 1970, the U.S. Money Laundering Control Act of 1986, the U.S. Annunzio-Wylie Anti-Money Laundering Act of 1992, the U.S. Money Laundering Suppression Act of 1994, the U.S. International Money Laundering Abatement and Financial Anti-Terrorism Act of 2001, the USA-Patriot Act and the U.S. Intelligence Reform and Terrorism Prevention Act of 2004.
(c)Without in any way limiting the foregoing paragraphs (a) or (b), neither Seller, any Target Group Company or any officer, or, to the Knowledge of Seller, any manager, employee or agent of Seller or any Target Group Company has ever (i) violated the U.S. Foreign Corrupt Practices Act (15 U.S.C. §§ 78 dd-1, et seq.), the UK Bribery Act of 2010, or any similar applicable anti-corruption laws and regulations (collectively, the “Anti-Corruption Laws”); (ii) offered, made or received on behalf of Seller or Target Group Company thereof any payment or contribution of any kind, directly or indirectly, including payments, gifts or gratuities (or promises thereof) of any money or anything of value, to (A) any public official in violation of any Anti-Corruption Law or otherwise illegally to any person, (B) any public official for the purpose of improperly influencing any official act or decision of such official or improperly inducing him or her to use his or her influence to affect any act or decision of a governmental authority, or (C) any political party or official thereof or candidate for political office for the purpose of improperly influencing any official act or decision of such party, official or candidate or inducing such party, official or candidate to use his, her or its influence to affect any act or decision of a governmental authority, in the case of both clauses (B) and (C) above in order to assist Seller or any Target Group Company to obtain or retain business for, or direct business to, Seller or any Target Group Company, as applicable; (iii) established or maintained any unrecorded fund or asset for any purpose or made any false entries on the books and records of Seller or any Target Group Company for any reason; (iv) paid or delivered any fee, commission or any other sum of money or item of property, however characterized, to any finder, agent, government official or other party, in the United States or any other country, which in any manner relates to the assets of Seller or any Target Group Company, the business or operations of Seller or any Target Group Company which was illegal under any applicable Laws of the United States or any other country having jurisdiction; or (v) made, requested, accepted or retained any bribe, rebate, payoff, influence payment, kickback or other unlawful payment of funds in violation of any law, rule or regulation, including Anti-Corruption Laws. There have not been any actual or alleged violations, enforcement actions, penalties or threats of penalty, whistleblower reports, governmental investigations or audits, voluntary disclosures to a government agency, or threatened or pending litigation relating to Anti-Corruption Laws,

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involving actual or alleged violations of Seller or any Target Group Company, or any employee or agent acting on behalf of Seller or any Target Group Company.
1.25Permits. Each Target Group Company has all material licenses, franchises, permits and authorizations issued by Governmental Bodies as are required under Law for the conduct of its business as is currently being conducted (collectively, “Permits”). Each Permit is set forth in Schedule 4.9(i) of the Seller Disclosure Schedules and either runs with the land or was issued to or assigned to the applicable Project Company, is in full force and effect, and each Target Group Company is in compliance in all material respects with the terms and conditions of its respective Permits. Except as set forth in Schedule 4.9(ii) of the Seller Disclosure Schedules, the consummation of the transactions contemplated by this Agreement will not require any notice under or amendment of any such Permit, or give rise to any right of termination, cancellation or consent under the terms, conditions or provisions of any Permit.
1.26Energy Regulatory.
(q)None of the Target Group Companies has filed a rate schedule with FERC. Each Project is a “qualifying small power production facility” as defined in Section 3(17)(C) of the FPA and in 18 C.F.R. §§ 292.203(a) and 292.204 (“QF”) and each Project Company is eligible for the exemptions from regulation as set forth in 18 C.F.R. §§ 292.601(c) (including exemption from FPA Sections 205 and 206), 292.602(b) and 292.602(c). Unless its Project is exempt from the filing requirement pursuant to 18 C.F.R. § 292.203(d), each Project Company has validly obtained QF status for its respective Project through filing one or more notices of QF self-certification with FERC. To the Knowledge of Seller, no portion of any Project made wholesale power sales (including test energy) prior to the date of the filing of a notice of self-certification as a QF with FERC for such portion of the Project. Other than as set forth in Schedule 4.10(a) of the Seller Disclosure Schedules, there are no photovoltaic solar power generation projects that are (a) owned by or affiliated with a Project Company (as defined in 18 CFR § 35.36(a)(9)) and (b) where the distance is one (1) mile or less between (i) the edge of the closest electric generating equipment of such affiliated photovoltaic solar power generation project and (ii) the edge of the nearest electric generating equipment of a QF that is a photovoltaic solar power generation project and is owned by the Project Company.
(r)No approval is required by (a) FERC under the FPA or PUHCA, or (b) any state public utilities commission for (i) the execution or delivery of this Agreement, (ii) the purchase and sale of the Membership Interests or (iii) the performance of any transaction contemplated hereby, provided that FERC requires the filing of an updated FERC Form 556 – Certification of Qualifying Facility (QF) Status for a Small Power Production or Cogeneration Facility to reflect new ownership information for Projects with a net power production capacity greater than one (1) megawatt. None of the Project Companies is subject to regulation by a state public utility commission or other Governmental Body as a “public utility” (or similar designation) under applicable state law.
1.27Environmental Compliance. Each Target Group Company is in compliance in all material respects with all Environmental Laws in connection with the construction, financing, ownership, operation, maintenance and use of the Projects. Except as set forth in Schedule 4.11 of the Seller Disclosure Schedules, no Target Group Company has received any written (or, to the Knowledge of Seller, oral) notice of any violation or alleged violation by such Target Group Company of, or any material liability of the Target Group Company under, any Environmental Law. Except as set forth in Schedule 4.11 of the Seller Disclosure Schedules, there are no writs, injunctions, decrees, orders or judgments outstanding, or any actions, suits, proceedings or investigations pending or, to the Knowledge of Seller, threatened, relating to the compliance by any Target Group Company with, or the liability of any Target Group Company under, any Environmental Law. Except as set forth in Schedule 4.11 of the Seller Disclosure Schedules,

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none of the Target Group Companies holds or has held any real property interest (i) where (a) a material Environmental Release of Hazardous Substances has occurred or migrated to or from, or (b) any Target Group Company is or has been required under Environmental Laws to investigate or remediate such Environmental Release, or (ii) that is subject to a restriction under Environmental Laws that materially constrains the Project’s use of such real property in the same manner it is using such real property on the Effective Date due to a presence of Hazardous Substances. No Target Group Company has caused or contributed to any material Environmental Release of Hazardous Substances at any real property. The representations and warranties in this Section 4.11 are the sole and exclusive representations and warranties in this Agreement concerning environmental matters, including matters arising under Environmental Laws, and any claim for breach of representation with respect to environmental matters will be based on the representations made in this Section 4.11 and will not be based on the representations set forth in any other provision of this Agreement.
1.28No Breach. The execution and delivery by Seller of this Agreement, the consummation of the transactions contemplated hereby, and the performance by Seller of this Agreement in accordance with its terms will not:
(x)violate the Target Group Company Operating Documents of any Target Group Company;
(y)except as set forth in Schedule 4.12(b) of the Seller Disclosure Schedules (the “Target Group Company Consents and Notices”), require a Target Group Company to obtain any consents, approvals, or authorizations of, or make any filings with or give any notices to, any Governmental Bodies or any other Person that have not been obtained, made or given;
(z)assuming the Target Group Company Consents and Notices are obtained or made, violate or result in the breach of any of the material terms and conditions of, cause the termination of or give any other contracting party the right to terminate, or constitute (or with notice or lapse of time, or both, constitute) a default under, or result in the acceleration of any monetary liabilities under, any Material Contract or result in the creation of any Lien upon any of the Properties of any Target Group Company; and
(aa)assuming the Target Group Company Consents and Notices are obtained and made, violate or result in the breach of any applicable Orders or applicable Laws.
1.29Contracts.
(s)Schedule 4.13(a) of the Seller Disclosure Schedules lists, as of the Effective Date, (i) all Contracts to which any Target Group Company is a party or is bound and that involve aggregate payments or other consideration in excess of two hundred fifty thousand Dollars ($250,000) over its stated term, (ii) all Contracts of any Target Group Company in respect of Indebtedness, (iii) to the Knowledge of Seller, all joint venture agreements, partnership agreements, limited liability agreements, teaming agreements and joint development agreements with respect to any Target Group Company, (iv) Contracts that restrict the ability of any Target Group Company to engage in the type of business in which it is currently principally engaged, (v) Contracts of any Target Group Company to sell electrical energy, capacity, power, bill credits or renewable energy credits (or similar credits or “green tags”) to any Person, and (vi) Contracts for the operation and maintenance of, or asset management, subscription management or similar management services with respect to, any Project (collectively, together with the Project Leases, and including any of the foregoing (i) – (vi) entered into after the Effective Date, the “Material Contracts”).

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(t)Except as set forth in Schedule 4.13(b)(i) of the Seller Disclosure Schedules, no Target Group Company is in material breach or default under any of the Material Contracts, and to the Knowledge of Seller, none of the other parties to the Material Contracts is in material breach or default thereunder. Except as set forth in Schedule 4.13(b)(ii) of the Seller Disclosure Schedules, each Material Contract is valid, legally binding and enforceable against the Target Group Company party thereto, and, to the Knowledge of Seller, enforceable by the Target Group Company party thereto, as the case may be, in each case in accordance with its terms, except to the extent enforceability may be limited by applicable bankruptcy, insolvency, reorganization, moratorium or similar laws now or hereafter in effect, affecting the enforcement of creditors’ rights generally and general equitable principles regardless of whether such enforceability is considered in a proceeding at law or in equity. With respect to the Material Contracts, none of the Target Group Companies has received written (or to the Knowledge of Seller, oral) notice of any uncured or unwaived default by such Target Group Company or, to the Knowledge of Seller, by any other party or parties thereto.
1.30Property.
(i)All of the Owned Real Property is set forth in Schedule 4.14(a) of the Seller Disclosure Schedules. Each Target Group Company has good and marketable fee title, free and clear of all Liens, to all of its Owned Real Property that is reflected as owned by it on Schedule 4.14(a) of the Seller Disclosure Schedules, subject only to Permitted Liens.
(j)All of the Leased Real Property and all Contracts which establish the leasehold or easement interest of each Target Group Company (the “Project Leases”) are set forth in Schedule 4.14(b)(i) of the Seller Disclosure Schedules. Each Target Group Company has a valid leasehold, subleasehold, easement, or other right or interest in and to the Leased Real Property pursuant to the Project Leases, free and clear of all Liens (other than Permitted Liens). Except as set forth in Schedule 4.14(b)(ii) of the Seller Disclosure Schedules, all Project Leases are valid, legally binding, and enforceable against the Target Group Company party thereto and, to the Knowledge of Seller, enforceable by the Target Group Company party thereto, in each case in accordance with their terms, except to the extent enforceability may be limited by applicable bankruptcy, insolvency, reorganization, moratorium or similar laws now or hereafter in effect, affecting the enforcement of creditors’ rights generally and general equitable principles regardless of whether such enforceability is considered in a proceeding at law or in equity. Except as set forth in Schedule 4.14(b)(iii) of the Seller Disclosure Schedules, no Target Group Company is in material breach or material default under any of the Project Leases, and to the Knowledge of Seller, none of the other parties to the Project Leases is in material breach or material default under any of the Project Leases. To the Knowledge of Seller, there are no leases, subleases, licenses or other agreements granting to any Person other than the Target Group Companies any right to the possession, use, occupancy or enjoyment of the Real Property, or any portion thereof, except as set forth in Schedule 4.14(b)(iv) of the Seller Disclosure Schedules.
(k)No Condemnation proceedings have commenced against the Real Property, nor has Seller received written (or, to the Knowledge of Seller, oral) notice of any Condemnation proceedings, and to the Knowledge of Seller, no such Condemnation proceedings are threatened against the Real Property, and no actions are pending or, to the Knowledge of Seller, threatened for the relocation of roadways providing access to the Real Property.
(l)Seller has not received any written (or, to the Knowledge of Seller, oral) notice of violation from any Governmental Bodies or any other party (excluding notices of violations or claims of violations of Environmental Laws, which are covered by Section 4.11) with respect to the Real Property which remains uncured.

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(m)Sewer, water, gas, telephone, electric lines and drainage facilities are adequate to presently service the current operations of the Projects on the Real Property.
(n)The representations and warranties in this Section 4.14 are the sole and exclusive representations and warranties in this Agreement concerning Real Property, and any claim for breach of representation with respect to Real Property will be based on the representations made in this Section 4.14 and will not be based on the representations set forth in any other provision of this Agreement.
1.31Intellectual Property.
(u)Each Target Group Company owns or has the right to use all material Intellectual Property required to conduct its business as presently conducted free and clear of all Liens other than Permitted Liens. No Target Group Company has received any written (or, to the Knowledge of Seller, oral) notice from any Person asserting that any such entity, in the conduct of its business and use of its Intellectual Property, has infringed or is infringing on any Intellectual Property rights of any third party.
(v)None of the Target Group Companies has been a party to any claim, nor, to the Knowledge of Seller, is any claim threatened, that seeks to cancel, limit or challenge the ownership, use, validity or enforceability of any material Intellectual Property.
1.32Litigation. Except as set forth in Schedule 4.16 of the Seller Disclosure Schedules, (a) there is no action, suit, proceeding or investigation pending or, to the Knowledge of Seller, threatened against any of the Target Group Companies or that affects or binds any Target Group Company or any of their respective Properties and (b) none of the Target Group Companies is subject to any outstanding Orders.
1.33Insurance. Schedule 4.17 of the Seller Disclosure Schedules lists all policies of property, fire, liability, workers’ compensation and other forms of insurance owned or held by, or on behalf of, the Target Group Companies with respect to their respective business or operations (the “Insurance Policies”). The Insurance Policies are in full force and effect. Neither Seller nor any Affiliate thereof (including the Target Group Companies) has received any written (or, to the Knowledge of Seller, oral) notice of cancellation of, premium increase with respect to, or alteration of coverage under, any of such Insurance Policies. All premiums due on the Insurance Policies have either been paid in accordance with the payment terms of each Insurance Policy. All Insurance Policies (a) are valid and binding in accordance with their terms; (b) to the Knowledge of Seller, are provided by carriers who are financially solvent; and (c) have not been subject to any lapse in coverage. There are no claims related to the business of any Target Group Company pending under the Insurance Policies as to which coverage has been questioned, denied or disputed or in respect of which there is an outstanding reservation of rights. Neither Seller nor any Affiliate thereof (including the Target Group Companies) is in material breach or default under, or has otherwise failed to comply with, any provision contained in any such Insurance Policy. The Insurance Policies are of the type and in the amounts are sufficient in all material respects for compliance with all applicable Laws and Contracts to which the Target Group Companies are party or by which they are bound.
1.34Equipment Warranties. To the Knowledge of Seller, each material manufacturer’s warranty in respect of all modules, inverters and other equipment installed or to be installed at any Project is held by the applicable Project Company, and each Project Company has all material contractual rights necessary to file a claim under such manufacturer’s warranty.
1.35Status of the Assets. Except as set forth in Schedule 4.19 of the Seller Disclosure Schedules, the buildings, plants, structures, furniture, fixtures, machinery, equipment, vehicles

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and other items of tangible personal property owned or leased by the Target Group Companies (the “Business Assets”) are free and clear of all Liens (other than Permitted Liens), are structurally sound, are in good operating condition and repair (ordinary wear and tear excepted), and are adequate for the uses to which they are being put, and none of the Business Assets is in need of material maintenance or repairs except for ordinary, routine maintenance and repairs. The Business Assets constitute all of the buildings, plants, structures, furniture, fixtures, machinery, equipment, vehicles and other items of tangible personal property used to conduct the business as currently conducted. The Business Assets owned by each Target Group Company are all related to the ownership, development, construction, operation and maintenance of the Projects owned by such Target Group Company.
1.36Brokers. No broker, finder, investment banker or other Person is entitled to any brokerage, finder’s or other fee or commission in connection with this Agreement or the transactions contemplated by this Agreement based upon any agreements or arrangements or commitments, written or oral, made by or on behalf of Seller or any of its Affiliates by which the Target Group Companies or Buyer could be bound from and after the Closing.
1.37Employees and Benefit Plans. None of the Target Group Companies has employees or has ever employed any employees. None of the Target Group Companies maintains, sponsors, contributes to, or could incur any liability under any employment agreement, consulting agreement, collective bargaining agreement, Benefit Plan or any other policy or agreement for the remuneration of employees. No Target Group Company is party to, or a guarantor of, any Contract or agreement with any labor organization. No Target Group Company has any Liabilities with respect to any employees of Seller or any of its Affiliates or any other individuals (including independent contractors, contract workers, leased employees or temporary employees) that have performed work at or in connection with any Project or in connection with the business of any Target Group Company.
1.38Bank Accounts. Set forth in Schedule 4.22 of the Seller Disclosure Schedules is a list of the locations and numbers of all bank accounts, investment accounts, and safe deposit boxes maintained by the Target Group Companies, together with the names of all persons who are authorized signatories or have access thereto or control thereunder. There are no outstanding powers of attorney for banking or other purposes related to any Target Group Company or any Project.
1.39Related Party Transactions. Except as set forth in Schedule 4.23 of the Seller Disclosure Schedules and except for Target Group Company operating agreements or Contracts with another Target Group Company, none of Seller or any Affiliate of any of the foregoing (other than any Target Group Company) is party to any Contract with any Target Group Company.
1.40Solvency. No petition or notice has been presented, no Order has been made and no resolution has been passed for the bankruptcy, liquidation, winding-up or dissolution of any Target Group Company. No receiver, trustee, custodian or similar fiduciary has been appointed over the whole or any part of any Target Group Company’s assets or income. No Target Group Company has any plan or intention of filing, making or obtaining any such petition, notice, order or resolution or of seeking the appointment of a receiver, trustee, custodian or similar fiduciary.
1.41Investment Company. No Target Group Company is an “investment company” or a company controlled by an “investment company” within the meaning of the Investment Company Act of 1940, as amended.
1.42Support Obligations. All Support Obligations are set forth in Schedule 4.26 of the Seller Disclosure Schedules. True, correct and complete copies of all Support Obligations have been made available to Buyer. To the Knowledge of Seller, such Support Obligations constitute all of

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the credit and other contractual support and assurance that each Target Group Company is currently required by any Law (including any Permit) or Contract to provide, and no Target Group Company is in default of any obligation with respect thereto.
1.43No Further Representations.
(ab)Notwithstanding anything contained in Article III, this Article IV or any other provision of this Agreement, it is the explicit intent of each Party that Seller is not making any representation or warranty whatsoever, express or implied, except those representations and warranties set forth in Article III and this Article IV.
(ac)THE REPRESENTATIONS AND WARRANTIES SET FORTH IN ARTICLE III AND THIS ARTICLE IV AND IN ANY CERTIFICATE DELIVERED BY SELLER PURSUANT TO THIS AGREEMENT CONSTITUTE THE SOLE AND EXCLUSIVE REPRESENTATIONS AND WARRANTIES OF SELLER TO BUYER IN CONNECTION WITH THE TRANSACTIONS CONTEMPLATED BY THIS AGREEMENT, AND BUYER UNDERSTANDS, ACKNOWLEDGES AND AGREES THAT ALL OTHER REPRESENTATIONS AND WARRANTIES OF ANY KIND, EXPRESS OR IMPLIED, ARE SPECIFICALLY DISCLAIMED BY SELLER.
Article V

REPRESENTATIONS AND WARRANTIES OF BUYER
Buyer hereby represents and warrants to Seller as of the Effective Date and as of the Closing Date as follows:
1.44Due Formation and Authority. Buyer is a Delaware limited liability company duly formed, validly existing and in good standing under the laws of the State of Delaware. Buyer has all requisite limited liability company power and authority to own, lease and operate its Properties and to carry on its business as now being conducted, and to consummate the transactions contemplated hereby.
1.45Authority to Execute and Perform Agreement. Buyer has all requisite limited liability company power and authority to execute and deliver each of the Transaction Documents to which it is a party. Buyer has taken all necessary limited liability company action to authorize the execution and delivery of this Agreement and the other Transaction Documents to which it is a party and the performance of its obligations hereunder and thereunder. This Agreement and each other Transaction Document to which Buyer is a party have been or will be duly and validly executed and delivered by Buyer, and each constitutes the legal, valid and binding obligation of Buyer, enforceable in accordance with its terms, subject to bankruptcy, insolvency, fraudulent transfer, reorganization, moratorium or similar laws, to laws of general applicability relating to or affecting creditors’ rights, and to general equity principles.
1.46No Conflict. The execution and delivery by Buyer of the Transaction Documents to which it is a party, the consummation of the transactions contemplated hereby and thereby, and the performance by Buyer of the Transaction Documents to which it is a party in accordance with their terms will not:
(a)violate the certificate of formation or limited liability company agreement of Buyer;
(b)subject to Buyer’s receipt or making of all required consents, approvals, authorizations, actions, filings and notices set forth on Annex 5.3(b) (the “Buyer Consents and

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Notices”), require Buyer to obtain any consents, approvals, or authorizations of, or make any filings with or give any notices to, any Governmental Bodies or any other Person that have not been obtained, made or given;
(c)assuming the Buyer Consents and Notices are obtained, made or given, violate or result in the breach of any of the terms and conditions of, cause the termination of or give any other contracting party the right to terminate, or constitute (or with notice or lapse of time, or both, constitute) a default under, any material Contract to which Buyer is a party; or
(d)assuming the Buyer Consents and Notices are obtained, made or given, violate or result in the breach of Orders or any applicable Law or any Governmental Body.
1.47Brokers. No broker, finder, investment banker or other Person is entitled to any brokerage, finder’s or other fee or commission in connection with this Agreement or the transactions contemplated by this Agreement based upon any agreements or arrangements or commitments, written or oral, made by or on behalf of Buyer or any of its Affiliates by which Seller or any of its Affiliates could be bound from and after the Closing.
1.48Purchase for Investment. Buyer will acquire the Membership Interests for its own account for investment and not for resale or distribution in any transaction that would be in violation of applicable securities laws. Buyer is an “accredited investor” as defined in Rule 501 of Regulation D promulgated under the Securities Act of 1933. Buyer understands and acknowledges that the acquisition of the Membership Interests involves substantial risk. Buyer and its Representatives have experience as investors in equity securities and other securities of companies such as the ones being transferred pursuant to this Agreement, and Buyer can bear the economic risk of its investment (which Buyer acknowledges may be for an indefinite period) and has such knowledge and experience in financial or business matters that Buyer is capable of evaluating the merits and risks of its investment in the Membership Interests. Buyer understands and acknowledges that the Membership Interests have not been registered under the Securities Act of 1933, any United States state securities Laws or any other applicable foreign Law. Buyer acknowledges that the Membership Interests may not be transferred, sold, offered for sale, pledged, hypothecated or otherwise disposed of without registration under the Securities Act of 1933 and any other provision of applicable United States federal, United States state, or other Law or pursuant to an applicable exemption therefrom.
1.49Litigation. There are no actions, suits, proceedings or investigations pending to which Buyer is a party or, to the Knowledge of Buyer, threatened against or affecting Buyer that would have a material and adverse effect on the ability of Buyer to perform any of its obligations under the Transaction Documents to which it is a party.
1.50Sufficiency of Funds. Buyer understands and acknowledges that receipt or availability of funds or financing by Buyer or any of its Affiliates shall not be a condition to Buyer’s obligations hereunder. Buyer has sufficient funds and other financial resources available to pay the Purchase Price and otherwise effect the transactions contemplated by this Agreement. Buyer represents and warrants that all funds paid to Seller shall not have been derived from, or constitute, either directly or indirectly, the proceeds of any criminal activity under the anti-money laundering Laws of the United States.
1.51Solvency.  As of the Effective Date, Buyer is solvent and, as of the Closing Date, will be solvent immediately after payment of the Closing Payment to Seller. Buyer is not entering into this Agreement with the intent to defraud, delay or hinder its creditors and the consummation of the transactions contemplated by this Agreement will not have any such effect. The transactions contemplated in this Agreement will not constitute a fraudulent conveyance or any act with

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similar consequences, or otherwise give rise to any right of any creditor of Buyer to lodge any claim against Seller, Buyer or any assets owned by Buyer.
1.52Buyer’s Investigation and Reliance. In entering into this Agreement and acquiring the Membership Interests from Seller, Buyer expressly acknowledges and agrees that it is not relying on any statement, representation or warranty, including those that may be contained in any presentation or similar materials containing information regarding the Target Group Companies or any of their businesses or in any materials made available or otherwise provided to Buyer, its Affiliates, or any of their respective Representatives during the course of its due diligence investigation of the Target Group Companies, other than those representations and warranties set forth in Article III and Article IV and in any certificate delivered by Seller pursuant to this Agreement. Buyer (for itself and on behalf of its Affiliates (including, following the Closing, the Target Group Companies) and their respective equityholders, officers, directors, managers, employees, agents, partners, members, counsel, accountants, financial advisors, engineers, consultants, other advisors, successors and assigns) has conducted an independent investigation, verification, review and analysis of the business, operations, assets, Liabilities, results of operations, financial condition, technology and prospects of the Target Group Companies, and Buyer, its Affiliates and their advisors and representatives have had access to the personnel, properties, premises and records of the Target Group Companies for such purpose. Buyer acknowledges and agrees the sole purpose of the representations and warranties set forth in this Agreement is to allocate financial responsibility should the representations and warranties prove to have been inaccurate and result in provable Losses, and, other than the indemnity provided in Article IX, the provisions of Section 12.10 and the final sentence of this Section 5.9, no other rights, remedies or causes of action (whether in law or in equity or whether in Contract or in tort) are permitted to any Person as a result of the misrepresentation or breach of any such representation and warranty. THE PARTIES HERETO AGREE AND ACKNOWLEDGE THAT, EXCEPT AS SET FORTH IN Article IX, NOTWITHSTANDING ANYTHING IN THIS AGREEMENT, THE CONFIDENTIALITY AGREEMENT OR ANY OTHER TRANSACTION DOCUMENT TO THE CONTRARY, NOTHING IN THIS AGREEMENT, ANY CONFIDENTIALITY AGREEMENT OR SUCH OTHER TRANSACTION DOCUMENT WILL OPERATE TO LIMIT ANY CLAIM BY ANY BUYER INDEMNIFIED PARTY FOR FRAUD.
Article VI

PRE-CLOSING COVENANTS AND AGREEMENTS
1.53Access to Sites; Books and Records.
(ad)From the Effective Date until the Closing or earlier termination of this Agreement pursuant to Article XI (such period, the “Interim Period”), except as prohibited by applicable Law, Seller shall, and shall cause each Target Group Company and all of their Affiliates, officers, and employees to furnish to Buyer and its representatives, at reasonable times and places, at Buyer’s sole cost and expense and in a manner so as not to interfere with the normal business operations of Seller or any Target Group Company, (i) such access to the Projects as Buyer may from time to time reasonably request, including access for visual inspection of the Projects in connection with Phase I Environmental Site Assessments (with such assessments at Buyer’s expense and may not include any invasive sampling, testing of any environmental media or other analysis without the prior written consent of Seller, in Seller’s sole discretion); (ii) such access to the assets, Books and Records or other books and records relating to the Projects as Buyer may from time to time reasonably request, and (iii) such access to financial data and other information relating to the each Target Group Company or the Projects as Buyer may from time to time reasonably request. Buyer shall be entitled to inspect, examine, audit and photocopy all of such documents. In addition, during the Interim Period, upon reasonable prior written notice to

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Seller and during normal business hours, at Buyer's sole cost and expense and in a manner so as to not interfere with the normal business operations of Seller or any Target Group Company, Seller shall use commercially reasonable efforts to provide Buyer and its representatives with access to the officers and employees of Seller, each Target Group Company and their respective Affiliates with respect to the Projects solely to the extent reasonably required to prepare for the consummation of the transactions contemplated hereby and the operation of the business of the Target Company following the Closing, provided that in each case: (x) Buyer and its representatives shall be accompanied by Seller or its representatives; (y) the information obtained as a result of such investigation (which shall be solely to the extent reasonably required to prepare for the consummation of the transactions contemplated hereby and the operation of the business of the Target Company following the Closing), to the extent it constitutes Confidential Information (as defined in the Confidentiality Agreement), shall be subject to provisions of the Confidentiality Agreement; and (z) no such access and the information obtained as a result of such access shall be used to disparage Seller or each Target Group Company or to harm their business relationships with their suppliers. Nothing in this Section 6.1(a) shall require that Seller or any Target Group Company violate applicable Law, to permit any inspection, or to disclose any information, that would violate any obligations with respect to confidentiality or to disclose any privileged information (provided, that Seller shall provide, or cause to be provided, to Buyer, a reasonably detailed description of the information not provided and shall cooperate in good faith to design and implement alternative disclosure arrangements to enable Buyer to evaluate any such information without resulting in any violation of applicable Law, confidentiality obligations or forfeiture of privilege).
(ae)In connection with the rights of access, examination and inspection granted to Buyer under Section 6.1(a), Buyer hereby agrees to indemnify, defend and hold harmless Seller, the Target Group Companies and each of the foregoing’s Affiliates and all of the foregoing’s respective officers, managers, owners, members, employees and consultants from and against any and all losses attributable to personal injury, death or physical property damage, violation of applicable Law, or violation of Seller’s, the Target Group Companies’ or any of their respective Affiliates’ rules, regulations or operating policies, arising out of, resulting from or relating to any field visit or other on-site due diligence activity conducted by Buyer or any of its Representatives with respect to the assets of the Target Group Companies or the business even if such claims, damages, liabilities, obligations, losses, costs, and expenses are caused in whole or in part by the negligence (whether sole, joint or concurrent), strict liability, or other legal fault of Seller, the Target Group Companies or any of each of the foregoing’s Affiliates or any of the foregoing’s respective officers, managers, owners, members, employees and consultants other than to the extent caused by the gross negligence or willful misconduct of such foregoing Person.
1.54Satisfaction of Conditions. Subject to all other provisions of this Agreement (other than Section 6.3), during the Interim Period, each Party shall take such commercially reasonable steps as are necessary, and shall proceed in good faith to, satisfy each condition precedent to be satisfied by it, and shall not take actions that would be reasonably likely to result in the nonfulfillment of any condition; provided that Seller shall not be responsible for the acts or omissions of Buyer, Buyer shall not be responsible for the acts or omissions of Seller, and no Party shall be responsible for the acts or omissions of any Person that is not a Party to this Agreement (other than such Party’s Affiliates) or for any circumstances or events beyond its reasonable control.
1.55Conduct of Business Prior to the Closing. Except (i) as disclosed in Schedule 6.3 of the Seller Disclosure Schedules, (ii) in furtherance of satisfying the condition to Closing set forth in Section 2.7(l) or as otherwise required by this Agreement, (iii) as may be required by applicable Law, and (iv) as otherwise consented to by Buyer in writing, which consent shall not be unreasonably withheld, conditioned or delayed with respect to the actions described in part (ii) of

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the second sentence of clause (c) below or clauses (b), (d), (e), (g) and (h) below, during the Interim Period:
(a)Seller shall, and shall cause each Target Group Company to, maintain its existence and shall cause each Target Group Company not to consolidate or merge with any other Person. No Target Group Company shall, and Seller shall not permit or cause a Target Group Company to, liquidate, dissolve, recapitalize, reorganize, reclassify, combine or effect any like change in the capitalization of a Target Group Company or otherwise wind up its business or operations.
(b)Seller shall use commercially reasonable efforts to cause each Target Group Company to (i) carry on its business only in the ordinary course of business and (ii) use, operate, maintain and repair all of its assets in a normal business manner, in each case consistent with Prudent Industry Practice.
(c)Seller shall cause each Target Group Company to not amend its charter documents or make any changes in the Ownership Interests of each Target Group Company. Seller shall cause each Target Group Company to not issue any Ownership Interests or enter into any Contract to issue any Ownership Interests with respect to any Target Group Company. Seller shall not pledge or transfer, or attempt to pledge or transfer, the Membership Interests or any Ownership Interests of any Target Group Company except to Buyer pursuant hereto. Seller shall cause each Target Group Company not to acquire (i) any ownership interests in, or any material portion of the assets of, any entity or other business organization or division thereof (whether directly or indirectly, or by merger, sale of stock, reorganization, recapitalization, joint venture or otherwise) or (ii) any material assets, except in the ordinary course of business.
(d)Seller shall cause each Target Group Company to not make capital expenditures, nor commit to make capital expenditures, except in the ordinary course of business.
(e)Seller shall cause each Target Group Company to not sell, lease, grant or otherwise transfer or dispose of any material assets, except in the ordinary course of business or the sale, lease, transfer or disposition of obsolete assets.
(f)Seller shall not directly or indirectly (through an Affiliate, representative or otherwise) solicit or furnish any information to, commence or conduct negotiations with or enter into any Contract with any Person other than Buyer (and its Affiliates and representatives) relating to the sale or other disposition of all or substantially all of the assets of each Target Group Company, the Projects, the Project sites, or of any ownership interest in any Target Group Company, in each case, whether directly or indirectly, or by merger, sale of stock, reorganization, recapitalization, joint venture or otherwise.
(g)Seller shall cause each Target Group Company to not make or change any material election, with respect to Taxes.
(h)Other than accounts payable incurred in the ordinary course of business or Liabilities otherwise contemplated under the Material Contracts, or short-term unsecured borrowings or intercompany loans or guarantees that are paid in full and discharged prior to the Closing Date, each Target Group Company shall not incur, assume, or otherwise become liable for any Indebtedness, nor shall Seller or any Affiliate of Seller incur, assume, or otherwise become liable for any Indebtedness in respect of the Projects or the Project sites, each Target Group Company, or the Project sites or mortgage, pledge or subject to any Lien (other than Permitted Liens) any of the Project assets or sites.

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(i)Seller shall not, and shall cause each Target Group Company to not, directly or indirectly enter into any Contract, or make any commitment, with respect to any act or omission that is prohibited by this Section 6.3.
Notwithstanding anything to the contrary in this Section 6.3, Seller may, and may cause the Target Group Companies to take actions reasonably required by applicable Law, to avoid or mitigate an immediate risk of damage to physical property or the environment or safeguard the health of natural Persons under emergency circumstances or to preserve the business or operations of the Target Group Companies, including with respect to (i) any operational emergencies (including any restoration measures in response to any hurricane, tornado, tsunami, flood, earthquake, snow storm, ice storm or other natural or manmade disaster or weather-related event, circumstance or development), equipment failures or outages and (ii) any COVID-19 Measure.
1.56Disclosure Schedule Updates.
(o)Disclosure Schedule Updates. Seller shall, from time to time during the Interim Period, supplement (in writing) the Seller Disclosure Schedules with respect to any matter arising or discovered after the Effective Date which, if existing or known on the Effective Date, would have been required to be set forth or described in the Seller Disclosure Schedules in order to make the applicable representation or warranty true and correct as of the Effective Date or the Closing Date, as applicable (each, a “Post-Signing Event”). In connection with any supplement pursuant to this Section 6.4(a), Seller shall deliver to Buyer (i) an amendment to an existing schedule in the Seller Disclosure Schedules or (ii) a new schedule for inclusion in the Seller Disclosure Schedules, in either case as required to make the applicable representation or warranty modified by such schedule true and correct.
(p)Immaterial Updates. In the event that such supplemented or updated Seller Disclosure Schedules reflects any Post-Signing Events that do not have a Target Group Company Material Adverse Effect, then the specified representations and warranties will not be deemed to have cured any breach of the applicable representation or warranty to be modified by such supplement unless Buyer agrees in writing that the supplement cures such breach; provided, that, for the avoidance of doubt, Buyer will have no right to terminate this Agreement as a result of any breach that otherwise might exist or come to exist hereunder by reason of such Post-Signing Events that do not have a Target Group Company Material Adverse Effect.
(q)Material Updates. In the event that such supplemented or updated Seller Disclosure Schedules reflects any Post-Signing Events that do have a Target Group Company Material Adverse Effect (each, a “Material Post-Signing Event”), Buyer will be entitled to terminate this Agreement pursuant to Section 11.1(b) by delivery of a termination notice to Seller within fifteen (15) Business Days after delivery by Seller of such supplemented or updated Seller Disclosure Schedules reflecting any Material Post-Signing Events (but in any event such delivery must be made prior to the Closing), and no Buyer Indemnified Party will have any claim in respect thereof (except in the case of a knowing and willful breach). In the event Buyer does not terminate this Agreement in the event of a Material Post-Signing Event pursuant to this Section 6.4(c) (it being understood that the failure to deliver a timely notice of termination in accordance with this Section 6.4(c) will be deemed to be an election not to terminate), the delivery of any such supplemented or updated Seller Disclosure Schedules pursuant to this Section 6.4 shall result in the Material Post-Signing Event disclosed thereunder to be deemed cured for purposes of determining whether the conditions set forth in Section 2.7 have been satisfied, but, following the Closing, Buyer shall retain its right to indemnification for such Material Post-Signing Event breach under, and subject to the provisions of Article IX.
1.57Notification. During the Interim Period:

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(j)Seller shall, and shall cause each Target Group Company to, promptly provide Buyer with written notice of, and keep Buyer advised as to, (a) any material and adverse change in the conduct, financial condition, assets, liabilities, business, prospects or operations of each Target Group Company or the Projects of which such Person becomes aware and (b) any pending or, to the Knowledge of Seller, threatened or anticipated Action that challenges the transactions contemplated hereby. Seller shall promptly notify Buyer of any casualty, Condemnation, or emergency condition affecting any Project, Target Group Company, or Project site.
(k)Buyer shall promptly provide Seller with written notice of, and keep Seller advised as to any pending or, to the Knowledge of Buyer, threatened or anticipated Action that challenges the transactions contemplated hereby.
1.58Consultants. Prior to the Closing, without the prior written consent of Seller, which consent shall not be unreasonably withheld, conditioned or delayed, Buyer shall not (and shall not permit any of its Affiliates or its or their respective employees, counsel, accountants, consultants, financing sources or other Representatives to) (a) contact any supplier, customer, distributor, contractor, consultant or employee of Seller or any Target Group Company in connection with the transactions contemplated by this Agreement or engage in any discussions with any supplier, customer, distributor, contractor, consultant or employee of Seller or any Target Group Company in respect of the transactions contemplated hereby or (b) make any announcement or communication regarding the transactions contemplated hereby to any supplier, customer, distributor, contractor or employee of Seller or any Target Group Company. Subject to the foregoing consent right, following the date hereof and until the earlier of Closing or termination of this Agreement, Seller shall use commercially reasonable efforts to accommodate Buyer’s reasonable requests to communicate with suppliers, customers, distributors, contractors, consultants or employees of Seller or any Target Group Company in respect of operations of the Target Group Companies and the business of the Target Group Companies, provided that the Parties shall coordinate such communications and Seller shall have the right to be present at or otherwise participate in such communications. The limitations in this Section 6.6 shall not apply to Buyer or its Affiliates in respect of communications unrelated to the Target Group Companies or the transactions contemplated hereby.
1.59Leakage.
(af)Since the Lockbox Date, and until the earlier of Closing or termination of this Agreement, Seller shall not have, and shall have caused each Target Group Company not to have, permitted any Leakage.
(ag)Notwithstanding anything in this Agreement to the contrary, Seller was permitted to make distributions of available Cash on or prior to the Lockbox Date and distributions of available Cash after the Lockbox Date to the extent such Cash was received by the Target Group Companies on or prior to the Lockbox Date, and, for the avoidance of doubt, any such distributions shall not be considered Leakage.
Article VII

POST-CLOSING COVENANTS AND AGREEMENTS
1.60Confidentiality. From and after the Closing:
(d)Each Party shall, and shall cause its Affiliates to, hold, and shall use its reasonable best efforts to cause its or their respective Representatives to hold, in confidence any and all information, whether written or oral, concerning the terms and conditions of this Agreement, the

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Transaction Documents, and information concerning the negotiation thereof, and each Party shall, and shall cause its Affiliates not to disclose such information except as required by Law.
(e)Seller shall, and shall cause its Affiliates to, hold, and shall use its commercially reasonable efforts to cause its or their respective Representatives to hold, in confidence any and all information, whether written or oral, concerning the Target Group Companies and the Projects, except to the extent such information (i) is generally available to and known by the public through no fault of Seller, any of its Affiliates or their respective Representatives, or (ii) is lawfully acquired by Seller, any of its Affiliates or their respective Representatives from and after the Closing from sources which are not, to the knowledge of Seller, its applicable Affiliate or their applicable Representatives, prohibited from disclosing such information by a legal, contractual or fiduciary obligation.
(f)If a Party or any of its Affiliates or their respective Representatives are required to disclose any information protected by clause (a) or (b) of this Section 7.1, as applicable, by judicial, regulatory or administrative process, any stock exchange on which Seller’s or any of its Affiliates securities are traded, any self-regulatory body having jurisdiction over such Party, or by other requirements of Law, such Party shall, to the extent legally permissible and reasonably practicable, promptly notify the other Party in writing and shall, at such other Party’s sole cost and expense, use commercially reasonable efforts to disclose only that portion of such information which such Party is advised by its counsel in writing is legally required to be disclosed; provided, that such Party shall use commercially reasonable efforts to obtain an appropriate protective order or other reasonable assurance that confidential treatment will be accorded such information.
(g)From and after the Closing, Buyer shall have no duty to Seller or its Affiliates regarding information provided by Seller or its Affiliates with respect to the Target Group Companies or the Projects.
(h)Notwithstanding the foregoing provisions of this Section 7.1, in the event Seller or one of its Affiliates becomes, or enters into the process to become, a publicly traded company, Seller and its Affiliates shall be permitted to make public regulatory filings and disclose to their investors, underwriters, and Representatives any confidential information that they are advised by counsel (which may be internal counsel) is required to be disclosed in connection with such public listing process.
1.61Expenses. Except as otherwise specifically provided herein, each of Buyer and Seller shall bear their respective expenses incurred in connection with the preparation, execution, and performance of this Agreement, the other Transaction Documents and the transactions contemplated hereby, including all fees and expenses of agents, Representatives, counsel and accountants; provided that all Seller Transaction Expenses incurred prior to or in connection with the Closing shall be borne by Seller.
1.62Publicity. Except as may be required by Law, no press release or announcement concerning this Agreement, or the transactions contemplated hereby shall be made without prior consent thereof by each Party. If any public announcement is required by Law to be made by any Party, prior to making such announcement (to the extent allowed by applicable Law), such Party will deliver a draft of such announcement to the other Parties and shall give the other Parties reasonable opportunity to comment thereon. The Parties shall use good-faith efforts to cooperate reasonably in the development of advertisements, press releases or other marketing materials related to the Projects. Notwithstanding the foregoing provisions of this Section 7.3, the Parties shall be permitted to make customary public regulatory filings and announcements regarding the transactions contemplated by this Agreement to the extent required by the rules of the U.S. Securities and Exchange Commission (including by reason of any securities offering by a Party)

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or the rules of any stock exchange on which a Party’s or any of its Affiliates’ securities are traded.
1.63Post-Closing Delivery of Records. From and after the Closing, Buyer will provide Seller and its Representatives with reasonable access (for the purpose of examining and copying), during normal business hours, to the personnel, books and records of the Target Group Companies with respect to periods or occurrences prior to the Closing Date in connection with any matter, whether or not relating to or arising out of this Agreement or the transactions contemplated by this Agreement. Seller shall be entitled, at its own expense, to make and retain copies of the records pertaining to the Target Group Companies as needed in connection with Tax Returns or other filings with or notices to Governmental Bodies, provided that any such retained copies shall constitute Buyer’s confidential information subject to Section 7.1. Unless otherwise consented to in writing by Seller, Buyer will not, and will not permit the Target Group Companies to, for a period of six (6) years following the Closing Date, destroy, alter or otherwise dispose of any books and records of the Target Group Companies, or any portions thereof, relating to periods prior to the Closing Date without first giving reasonable prior notice to Seller and offering to surrender to Seller such books and records or such portions thereof.
1.64Further Assurances.
(a)Each Party shall use commercially reasonable efforts to take all actions and to do all things necessary, proper or advisable to consummate and make effective the transactions contemplated by this Agreement including (i) the delivery of such certificates, documents and instruments that any Party reasonably requests for the purpose of transitioning the ownership and signing authorization regarding bank accounts to Buyer and its Representatives, (ii) the delivery of any Books and Records which Buyer reasonably requests, (iii) cooperating with Buyer to ensure all actions shall have been taken as reasonably necessary to transfer to the applicable accounts of Buyer or its Affiliate each Project’s solar renewable energy certificate (SREC) account, including but not limited to each applicable System Change Form for addresses and remittances and (iv) using commercially reasonable efforts during normal business hours, in a manner so as to not interfere with the normal business operations of Seller and its Affiliates (and which commercially reasonably efforts shall not obligate Seller or its Affiliates to incur any third-party costs or expenses) assisting with Buyer’s preparation of financial statements or other financial information to the extent required by the SEC or Rule 3-05 of Regulation S-X, in connection with the acquisition of the Target Group Companies by Buyer including the preparation of separate subsidiary financial statements or any other information of the type required by Rule 3-05 of Regulation S-X or segment reporting within thirty (30) days after the Closing Date. In connection with the foregoing (iv), promptly upon Buyer’s request, Seller agrees to use commercially reasonable efforts to cause its auditors to deliver a consent to including its report with respect to the Target Group Companies’ financial statements in any SEC filings required of Buyer and its Affiliates, and, for the avoidance of doubt, the failure of the auditors to deliver such consent shall, by itself, not be a cause for liability or expense to Seller.
(b)Seller shall, upon Buyer’s reasonable request from time to time, use commercially reasonable efforts to assist with Buyer’s efforts to consummate the Refinancing Transaction, provided, that such assistance shall not (i) result in any reduction of Seller’s rights or increase in its obligations under this Agreement or any Transaction Document, or (ii) obligate Seller or its Affiliates to incur any third-party costs or expenses. Seller will use commercially reasonable efforts to participate in the Refinancing Transaction with Buyer, including by participating in conference calls with the lenders and their counsel, reviewing and providing comments with respect to drafts of the Refinancing Transaction documents, and responding to reasonable requests (including reasonable lender requests) related to the Refinancing Transaction reasonably promptly. Seller acknowledges that Buyer intends to consummate the Refinancing Transaction within thirty (30) days after the Closing Date. For the avoidance of doubt, Seller makes no

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representation, warranty, covenant, commitment or guarantee that Buyer will consummate the Refinancing Transaction whether pursuant to any term sheets, commitment letters, mandate letters, or at all. Seller’s obligations under this Section 7.5(b) shall terminate ninety (90) days after the Closing Date or, if earlier, Buyer's consummation of the Refinancing Transaction.
1.65Release.
(ah)Except for any and all rights under this Agreement or any other Transaction Document, effective as of the Closing Date, each Party, on behalf of itself and its legal representatives, successors and assigns (the “Releasing Party”), hereby irrevocably and unconditionally releases, acquits and forever discharges, to the fullest extent permitted by law, the other Party and its Affiliates and their respective Representatives of, from and against any and all claims, causes of action, demands, Losses, debts and dues whatsoever (in each case whether existing at the Closing or arising thereafter, known or unknown, actual or potential, suspected or unsuspected, fixed or contingent, both in law and equity or based on contract, tort or otherwise) that the Releasing Party has or ever had, arising out of, relating to or resulting from any action, inaction, event, circumstance, agreement, misrepresentation, omission, transaction, fact, or occurrence occurring or alleged to have occurred in connection with the transactions contemplated by this Agreement on or prior to the Closing Date.
(ai)Seller, on behalf of itself and its legal representatives, successors and assigns, hereby irrevocably and unconditionally releases, acquits and forever discharges, to the fullest extent permitted by law, the Target Group Companies and their respective Representatives from and against any and all claims, causes of action, demands, Losses, debts and dues whatsoever (in each case whether existing at the Closing or arising thereafter, known or unknown, actual or potential, suspected or unsuspected, fixed or contingent, both in law and equity or based on contract, tort or otherwise) that Seller, its legal representatives, successors and assigns, has or ever had, arising out of, relating to or resulting from events, circumstances or actions occurring, existing or taken prior to or as of the Closing Date in respect of matters relating to Seller’s ownership or operation of the Target Group Companies or their respective businesses.
1.66Post-Closing Buyer’s Obligation. No later than six (6) months after the Closing Date, Buyer shall change any corporate name, assumed name, fictious name, d/b/a or other legal identity of any Target Group Company that contains or references “DESRI” or any derivation thereof, and thereafter shall not utilize and cause the Target Group Companies not to utilize the term “DESRI” or any derivation thereof in the conduct of the business of the Target Group Companies.
Article VIII

SURVIVAL
The representations and warranties of Seller and Buyer contained in Articles III, IV and V, and in any certificate delivered by such Party or its Affiliates pursuant to this Agreement shall survive until the date that is eighteen (18) months after the Closing Date (or if such date is not a Business Day, the next Business Day thereafter). All covenants shall survive the Closing until (i) with respect to monetary damages for a breach of such covenants, the date that is eighteen (18) months after the Closing Date (or if such date is not a Business Day, the next Business Day thereafter); and (ii) with respect to equitable relief for a breach of such covenants, the date such covenant is fully-performed in accordance with its terms.

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Article IX

INDEMNIFICATION
1.67Obligation of Seller to Indemnify. From and after the Closing Date, subject to Article VIII and Sections 9.3 and 9.4, Seller shall indemnify, defend and hold harmless Buyer and each of its managers, members, directors, officers, employees, agents, Affiliates and Representatives, and each of the heirs, executors, successors, and assigns of any of the foregoing (collectively, the “Buyer Indemnified Parties”), from and against all liabilities, losses, damages, judgments, amounts paid in settlement, fines, monetary penalties, costs, charges, Taxes, fees, interest and expenses, including reasonable attorneys’ fees, court costs and other out-of-pocket expenses (collectively, “Losses”) incurred in connection with or arising out of or resulting from (a) the breach or inaccuracy of any representation or warranty of Seller contained in Article III or Article IV of this Agreement or in any certificate delivered by Seller pursuant to this Agreement, (b) any inaccuracy in the Form W-9 delivered pursuant Section 2.5(d), (c) the breach of any covenant or agreement of Seller contained in this Agreement or in any agreement, certificate or instrument delivered by Seller pursuant to this Agreement, and (d) any Taxes of or with respect to the Target Group Companies or Properties for a Pre-Lockbox Taxable Period or the portion of a Straddle Taxable Period through and including the Lockbox Date.
1.68Obligation of Buyer to Indemnify. From and after the Closing Date, subject to Article VIII and Sections 9.3 and 9.4, Buyer shall indemnify, defend and hold harmless Seller and its managers, members, directors, officers, employees, agents, Affiliates and Representatives, and each of the heirs, executors, successors, and assigns of any of the foregoing (collectively, the “Seller Indemnified Parties”), from and against all Losses incurred in connection with or arising out of or resulting from (a) the breach or inaccuracy of any representation or warranty of Buyer contained in Article V of this Agreement or in any certificate delivered by Buyer pursuant to this Agreement to the extent not waived in writing by Seller, and (b) the breach of any covenant or agreement of Buyer contained in this Agreement or in any agreement, certificate or other instrument delivered by Buyer pursuant to this Agreement.
1.69Indemnification Procedure.
(r)Any Buyer Indemnified Party or Seller Indemnified Party seeking indemnification under this Agreement (each, an “Indemnified Party”) shall, within the period provided in Article VIII, give Buyer or Seller, as applicable (the “Indemnifying Party”), written notice describing in reasonable detail the facts giving rise to any claims for indemnification hereunder (a “Claim Notice”) and shall include in the Claim Notice (if then known) the amount or method of computation of the amount of such claim and a reference to the provision of this Agreement or any certificate delivered pursuant to this Agreement upon which such claim is based; provided that a Claim Notice in respect of any action by or against a third party as to which indemnification will be sought shall be given promptly after the Indemnified Party receives written notice of the commencement of such action or suit. The failure of an Indemnified Party to provide a Claim Notice with respect to a third-party claim shall not relieve the Indemnifying Party of any Liability, except to the extent the Indemnifying Party demonstrates that the defense of such third-party claim is actually and materially prejudiced as result thereof.
(s)From and after the receipt of the Claim Notice in respect of a third-party claim (excluding any claims relating to Taxes), the Indemnifying Party shall have the right, at its own cost, to assume and conduct the defense in its own name or in the names of the Indemnified Parties if the Indemnifying Party has acknowledged in writing its obligation to indemnify the Indemnified Parties in respect of such third-party claim. The Indemnified Party shall make available all information and assistance reasonably available and necessary for the defense of such third-party claim as the Indemnifying Party may reasonably request and shall cooperate

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with the Indemnifying Party in such defense. Any Indemnified Parties shall have the right to employ separate counsel in any such third-party claim and/or to participate in the defense thereof, but the fees and expenses of such counsel shall not be included as part of any Loss incurred by the Indemnified Party and shall not be payable by the Indemnifying Parties; provided that the Indemnifying Party shall not be entitled to control (but shall be entitled to participate at its own expense in the defense of), and the Indemnified Party shall be entitled to have control over, at the Indemnifying Party’s expense, the defense of any third-party claim (i) if the Indemnifying Party fails to employ counsel reasonably satisfactory to the Indemnified Party, (ii) if the Indemnified Party, based on advice of counsel to the Indemnified Party, shall have concluded that there are defenses available to the Indemnified Party that are different from or additional to those available to the Indemnifying Party, (iii) if the Indemnified Party’s counsel shall have advised the Indemnified Party that there is a conflict of interest that would make it inappropriate under applicable standards of professional conduct to have common counsel, (iv) to the extent the third-party claim alleges criminal wrongdoing or seeks an order, injunction or other equitable relief against the Indemnified Party which, if successful, would materially adversely affect the business, operations, assets, or financial condition of the Indemnified Party, or (v) in the event the Indemnified Party is a Buyer Indemnified Party, if the third-party claim seeks damages in excess of the applicable limitation of liability set forth in Section 9.4(b). The party or parties conducting the defense: shall keep the other parties reasonably informed as to the status of such matter and shall promptly send copies of all pleadings to such other parties; and shall not enter into any settlement, compromise or consent to judgment without the prior consent of the other Party; provided that the Indemnifying Party shall be entitled to settle, compromise or consent to a judgment without the consent of the Indemnified Party that only imposes monetary obligations that are paid by the Indemnifying Party and contains a release of the Indemnified Party from all liability thereunder.
1.70Measure of and Limitations upon Indemnification.
(a)The amount of the Indemnifying Party’s liability under this Agreement shall be determined net of any insurance proceeds actually received by the Indemnified Party, in connection with such Loss or the circumstances resulting in the Loss, that reduce the Loss suffered or incurred by the Indemnified Party, less the costs of collection thereof and any related increases in insurance premiums or other chargebacks. The Indemnified Party will use commercially reasonable efforts to collect any such insurance (to the extent of any policy coverage then in place) but shall under no circumstances have any obligation to engage in any litigation in connection therewith. If the Indemnified Party or any of its Affiliates actually receives insurance proceeds described in this Section 9.4(a) after an indemnification payment is made, the Indemnified Party shall promptly refund to the Indemnifying Party such amount (not to exceed the amount received from the Indemnifying Party).
(b)Buyer Indemnified Parties shall not be entitled to make any claim for indemnification under this Article IX unless (i) the Losses arising from such claim, or aggregate Losses arising from a series of related claims, exceed $25,000 (the “De Minimis Limitation”) and (ii) the total of all claims made by Buyer Indemnified Parties exceeds $240,000 in the aggregate (the “Deductible”) (it being understood that with respect to any individual or series of related Losses which exceed the De Minimis Limitation, all such Losses from the first dollar shall be included in determining whether the Deductible has been exceeded), whereupon Buyer Indemnified Parties will be entitled to recover only the amount of such Losses in excess of the Deductible. Seller Indemnified Parties shall not be entitled to make any claim for indemnification under this Article IX unless (i) the Losses arising from such claim, or aggregate Losses arising from a series of related claims, exceed the De Minimis Limitation and (ii) the total of all claims made by Seller Indemnified Parties exceeds the Deductible (it being understood that with respect to any individual or series of related Losses which exceed the De Minimis Limitation, all such Losses from the first dollar shall be included in determining whether the

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Deductible has been exceeded), in which case Seller Indemnified Parties will be entitled to recover only in excess of the Deductible.
(c)Seller’s liability for any Losses under this Article IX or otherwise arising out of or relating to this Agreement from any and all causes (whether based in contract, tort (including negligence), strict liability, law or equity, or any other cause of action) shall be limited an amount (the “Seller Indemnity Cap”) equal to (i) for any claim for Qualified Losses, the sum of the General Holdback Amount, the Additional Holdback Amount and the Additional Recourse Amount (in each case, to the extent then available), or (ii) for any other claim arising under this Article IX, the General Holdback Amount. The Deductible and De Minimis Limitation shall not apply with respect to claims for Qualified Losses. Seller shall have no right to seek contribution from any Target Group Company with respect to all or any part of any of such indemnification obligations under this Article IX. Buyer’s liability for any Losses under this Article IX or otherwise arising out of or relating to this Agreement from any and all causes (whether based in contract, tort (including negligence), strict liability, law or equity, or any other cause of action) shall be limited to an amount equal to $7,200,000 (the “Buyer Indemnity Cap”). The Buyer Indemnity Cap shall not apply with respect to Buyer’s obligation to pay the Purchase Price or make the payments required by Section 2.8, in each case, in accordance with the terms of this Agreement. Solely for purposes of this Article IX, any qualifications in the representations and warranties in Article III, Article IV, or Article V with respect to materiality, material adverse effect, Target Group Company Material Adverse Effect or similar qualification shall be disregarded and will not have any effect.
(d)Each Indemnified Party shall take all reasonable actions to minimize and mitigate any indemnifiable Loss (including by taking any reasonable actions requested by the Indemnifying Party) (the cost of which actions shall be deemed Losses for purposes of indemnification), and if the Indemnified Party fails to do so, the Indemnifying Party shall have no liability for any portion of such Loss that reasonably could have been avoided had the Indemnified Party so complied.
(e)Except with respect to any third-party claim made pursuant to this Article IX, neither Party shall be liable to the other Party for any special, indirect, punitive or consequential damages of any nature howsoever caused, including loss of profits or business interruptions, connected with or arising out of this Agreement.
(f)Notwithstanding any provision of this Agreement to the contrary, any Losses payable to Buyer Indemnified Parties pursuant to this Article IX shall be satisfied solely: (i) in the case of Qualified Losses, as a deduction from the Additional Holdback Amount unpaid to Seller at the time of such resolution; (ii) in the case of Qualified Losses and solely to the extent the amount of Qualified Losses exceed the amount available to the Buyer Indemnified Parties pursuant to the foregoing clause (i), as a deduction from the General Holdback Amount unpaid to Seller at the time of such resolution; (iii) in the case of Qualified Losses and solely to the extent the amount of Qualified Losses exceed the amounts available to the Buyer Indemnified Parties pursuant to the foregoing clauses (i) and (ii), from Seller in an amount not to exceed the Additional Recourse Amount to the extent available at the time of such resolution; and (iv) in the case of Losses other than Qualified Losses, as a deduction from the General Holdback Amount unpaid to Seller at the time of such resolution.
(g)No action for any breach of any representation, warranty or covenant may be asserted after the expiration of the applicable survival period, provided that (i) any claims properly made by an Indemnified Party in accordance with Section 9.3 prior to the expiration of the applicable survival period shall survive until fully resolved in accordance with the terms of this Agreement and (ii) except as provided in clause (i), Seller shall have no obligations or liability under this Agreement to any Buyer Indemnified Party following the date that is eighteen

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(18) months after the Closing Date (or if such date is not a Business Day, the next Business Day thereafter).
1.71Purchase Price Adjustment. The Parties agree to treat all payments made pursuant to this Article IX as adjustments to the Purchase Price for Tax purposes, unless otherwise required by applicable Law or Taxing Authority interpretations thereof.
Article X

TAX MATTERS
1.72Tax Returns.
(h)Pre-Lockbox Taxable Periods. With respect to any Tax Return for a taxable period ending on or before the Lockbox Date that is required to be filed by a Target Group Company after the Effective Date (a “Pre-Lockbox Taxable Period”) (other than a Tax Return relating to Transfer Taxes as addressed in Section 10.3), (i) Seller shall cause such Tax Return to be prepared in a manner consistent with practices followed in prior taxable periods except as required by Law and in compliance with applicable Law and shall deliver such Tax Return to Buyer for its review at least fifteen (15) days prior to the due date (including extensions) for filing such Tax Return, (ii) Seller will consider in good faith any reasonable written comments made by Buyer with respect to such Tax Return, and (iii) Seller shall cause such Tax Return to be duly and timely filed with the appropriate Taxing Authority and shall pay all Taxes shown as due and payable on such Tax Return. If Buyer or an entity owned by it is required to execute any such Tax Return, Buyer shall, or shall cause such owned entity to, so execute the Tax Return in a timely manner or, if permissible, execute a power of attorney authorizing Seller to execute the Tax Return.
(i)Straddle Taxable Periods. With respect to any Tax Return for a taxable period beginning on or before the Lockbox Date and ending after the Lockbox Date (a “Straddle Taxable Period”) that is required to be filed by a Target Group Company after the Closing Date, (w) Buyer shall cause such Tax Return to be prepared in a manner consistent with practices followed in prior taxable periods except as required by Law and shall deliver a draft of such Tax Return to Seller, for its review at least fifteen (15) days prior to the due date (not including extensions) for filing such Tax Return, (x) Buyer shall incorporate any reasonable comments pertaining to the portion of the Straddle Taxable Period ending on the Lockbox Date made by Seller with respect to such Tax Return, (y) not later than five (5) days prior to the due date for payment of Taxes with respect to any Straddle Taxable Period, Seller shall pay to Buyer any portion of any Taxes shown as due and payable on such Tax Return with respect to the portion of the period that ends on the Lockbox Date, and (z) subject to Seller’s payment to Buyer of any portion of any Taxes shown as due and payable on such Tax Return with respect to the portion of the period that ends on the Lockbox Date, Buyer shall cause such Tax Return to be executed and duly and timely filed with the appropriate Taxing Authority and shall pay all Taxes shown as due and payable on such Tax Return. With respect to a Straddle Taxable Period, the Tax attributable to the portion of the Straddle Taxable Period that ends on the Lockbox Date shall be determined (i) by an interim closing of the books of the Target Group Company if the Tax is based upon or related to income or receipts and (ii) ratably based on the number of days in the taxable period before and after the Lockbox Date if the Tax is imposed on a periodic basis. Ad valorem or property taxes shall be determined without regard to any increased assessment resulting from the transactions contemplated by this Agreement. Any Tax refunds or credits for any Straddle Taxable Period shall also be apportioned in the manner set forth in this Section 10.1(b).
1.73Cooperation. Each Party shall cooperate fully, as and to the extent reasonably requested by another Party, in connection with the filing of Tax Returns and any Tax claim. Such

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cooperation shall include the retention and (upon the other Party’s request) the provision of records and information which are reasonably relevant to any such Tax Return or Tax claim and making employees available on a mutually convenient basis to provide additional information and explanation of any material provided hereunder. Each Party agrees, upon request, to use its commercially reasonable best efforts to obtain any certificate or other document from any Taxing Authority as may be necessary to mitigate, reduce or eliminate any Tax that could be imposed (including, but not limited to, with respect to the transactions contemplated hereunder).
1.74Transfer Taxes. Seller and Buyer each shall pay fifty percent (50%) of all Transfer Taxes, if any, arising out of or in connection with the purchase of the Membership Interests, and each of Buyer and Seller shall indemnify, defend and hold harmless the other Party and its Affiliates with respect to such Party’s share of Transfer Taxes. Buyer shall prepare and timely file all Tax Returns or other documentation relating to such Transfer Taxes; provided that to the extent required by applicable Law, Seller will join in the execution of any such Tax Returns or other documents relating to such Transfer Taxes. Buyer shall provide Seller with copies of each such Tax Return or other document at least thirty (30) days prior to the date on which such Tax Return or other document is required to be filed.
1.75Tax Proceedings. If a Party receives notice of any audit related to Taxes of a Target Group Company for a Pre-Lockbox Taxable Period or a Straddle Taxable Period (a “Tax Contest”), such Party shall promptly provide written notice thereof to the other Party or Parties hereto; provided, however, that the failure to provide such notice shall not release the other Party from any of its obligations under this Agreement except to the extent that such other Party is materially prejudiced thereby. Such notice shall specify in reasonable detail the basis for and other factual information with respect to such Tax Contest and shall include a copy of the relevant portion of any correspondence or document received from the relevant Tax authority. The Seller shall have the right to control, at its cost and expense, any Tax Contest related solely to a Pre-Lockbox Taxable Period; provided that (i) Buyer shall be permitted to participate, at its sole cost and expense, in any such Tax Contest, (ii) Seller will keep Buyer reasonably informed of the status of any such Tax Contest, and (iii) Seller will not settle any such Tax Contest without Buyer’s consent (not to be unreasonably withheld, conditioned, or delayed). The Buyer shall have the right to control, at its cost and expense, any Tax Contest related to a Straddle Taxable Period; provided that (i) Seller shall be permitted to participate, at its sole cost and expense, in any such Tax Contest, (ii) Buyer will keep Seller reasonably informed of the status of any such Tax Contest, and (iii) Buyer will not settle any such Tax Contest without Seller’s consent (not to be unreasonably withheld, conditioned, or delayed). If there is any conflict between any provision of Article IX and this Section 10.4, this Section 10.4 shall control.
1.76Tax Refunds. Any refunds of Taxes (or credits in lieu of a cash refund of Taxes) for any Pre-Lockbox Taxable Period, or for the portion of a Straddle Taxable Period through and including the Lockbox Date, received by any Target Group Company, the Buyer, or their respective Affiliates shall be for the account of the Seller, and the Buyer shall pay an amount equal to any such refund (or the amount of any credit in lieu of a cash refund of Taxes) to the Seller within ten (10) days following actual receipt thereof by the Buyer, a Target Group Company, or any of their respective Affiliates.
1.77Pre-Closing Tax Matters. Without the prior written consent of the Seller (which, with respect to taxable periods other than Pre-Lockbox Taxable Periods and Straddle Taxable Periods, shall not be unreasonably withheld, conditioned, or delayed), each Target Group Company shall not (nor shall the Buyer or any of its Affiliates cause or permit any Target Group Company to) make or change any election, change any annual accounting period, file any amended Tax Return, enter into any closing agreement, settle any Tax claim or assessment relating to any Target Group Company, surrender any right to claim a refund of Taxes, or take any other similar

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action, or omit to take any action, in each case with respect to any taxable period of a Target Group Company beginning on or before the Lockbox Date.
Article XI

TERMINATION
1.78Termination. This Agreement may be terminated at any time prior to the Closing:
(j)by the mutual written consent of Seller and Buyer;
(k)by Buyer by written notice to Seller if:
(i)Buyer is not then in material breach of any provision of this Agreement that would cause the conditions to Seller’s obligation to consummate the Closing not to be satisfied and there has been a breach, inaccuracy in or failure to perform any representation, warranty, covenant or agreement made by Seller pursuant to this Agreement that would give rise to the failure of any of the conditions specified in Section 2.5 or 2.7 and such breach, inaccuracy or failure has not been cured by Seller within thirty days of Seller’s receipt of written notice of such breach from Buyer; or
(ii)any of the conditions set forth in Section 2.5 or 2.7 shall not have been, or if it becomes apparent that any of such conditions will not be, fulfilled by January 15, 2023, unless such failure shall be due to the failure of Buyer to perform or comply with any of the covenants, agreements or conditions hereof to be performed or complied with by it prior to the Closing.
(a)by Seller by written notice to Buyer if:
(iii)Seller is not then in material breach of any provision of this Agreement that would cause the conditions to Buyer’s obligation to consummate the Closing not to be satisfied and there has been a breach, inaccuracy in or failure to perform any representation, warranty, covenant or agreement made by Buyer pursuant to this Agreement that would give rise to the failure of any of the conditions specified in Section 2.5 or 2.6 and such breach, inaccuracy or failure has not been cured by Buyer within thirty days of Buyer’s receipt of written notice of such breach from Seller;
(iv)any of the conditions set forth in Section 2.5 or 2.6 shall not have been, or if it becomes apparent that any of such conditions will not be, fulfilled by January 15, 2023, unless such failure shall be due to the failure of Seller to perform or comply with any of the covenants, agreements or conditions hereof to be performed or complied with by it prior to the Closing; or
(v)Seller is not then in material breach of any provision of this Agreement that would cause the conditions to Buyer’s obligation to consummate the Closing not to be satisfied, all conditions to Closing set forth in Sections 2.5, 2.6 and 2.7 are satisfied (other than conditions which, by their nature, are to be satisfied on the Closing Date) or properly waived, Seller has notified Buyer that Seller is ready, willing and able to consummate the Closing, and Buyer fails to consummate the Closing.
(l)by Buyer or Seller in the event that (i) there shall be any Law that makes consummation of the transactions contemplated by this Agreement illegal or otherwise prohibited or (ii) any Governmental Body shall have issued any order, judgment, decree or ruling

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restraining or enjoining the transactions contemplated by this Agreement, and such order, judgement, decree or ruling shall have become final and non-appealable.
1.79Effect of Termination. In the event of the termination of this Agreement in accordance with this Article, this Agreement shall forthwith become void and there shall be no liability on the part of any party hereto except:
(t)Article XII hereof will survive the termination of this Agreement; and
(u)termination of this Agreement in accordance with Section 11.1 shall not relieve any Party from liability as a result of any knowing and willful breach by such Party of any of its representations, warranties, covenants or other agreements set forth in this Agreement prior to the time of such termination, except that, if the Agreement is terminated pursuant to Section 11.1(a), no Party shall be entitled to recover any damages, costs or termination fees in connection with such termination and such termination shall be the Parties’ sole and exclusive remedy.
Article XII

MISCELLANEOUS
1.80Dispute Resolution; Consent to Jurisdiction; Service of Process; Waiver of Jury Trial.
(b)Except for claims for specific performance, injunction or any preliminary equitable relief, with respect to any claim arising out of or relating to this Agreement or the other Transaction Documents or the transactions contemplated hereby or thereby by Buyer against Seller or by Seller against Buyer (a “Dispute”), the Parties shall promptly seek to resolve any such Dispute through negotiations between senior officers or other authorized representatives of Buyer and Seller, or their respective Affiliates, in each case, with authority to settle such Dispute. Within fifteen (15) days after receipt of a notice of a Dispute, the non-claiming Party shall submit to the claiming Party a response. Both the notice and response shall include (i) a statement of the Party’s position and a summary of the evidence and arguments supporting such position; and (ii) the name, title, and telephone number of the senior officer or authorized representative who shall represent the Party in such negotiations. In the event that the Dispute involves a claim arising out of the actions of any Person who is not a party to this Agreement, the receiving Party shall have such additional time as necessary, not to exceed an additional fifteen (15) days, to investigate the Dispute before submitting a response. The senior officers or other authorized representatives shall meet at a mutually agreed time within seven (7) days after the date such response is delivered and thereafter as often as they deem reasonably necessary to exchange relevant information and attempt to resolve the Dispute. Such meetings may be conducted in person (at a mutually agreed place) or via telephonic conference.
(c)Any claim arising out of or relating to this Agreement or any other Transaction Document or the transactions contemplated hereby or thereby by or against any Party shall be instituted exclusively in the U.S. District Court for the Southern District of New York or the courts of the State of New York, in the City and County of New York, and each Party (for itself and its Affiliates) waives any right it may have to assert, by way of motion, as a defense or otherwise, in any such claim, that it is not subject personally to the jurisdiction of such court, that the claim is brought in an inconvenient forum, that the venue of the claim is improper or that this Agreement or the subject matter hereof may not be enforced in or by such court. Each Party (for itself and its Affiliates) further irrevocably submits to the exclusive jurisdiction of such court in any such claim, and the appellate courts therefrom.

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(d)Any and all service of process and any other notice in any such claim shall be effective against any Party if given personally or by registered or certified mail, return receipt requested, or by any other means of mail that require a signed receipt, postage prepaid, mailed to such Party as herein provided.
(e)EACH PARTY ACKNOWLEDGES AND AGREES THAT ANY CONTROVERSY THAT MAY ARISE UNDER THIS AGREEMENT, ANY OTHER TRANSACTION DOCUMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY OR THEREBY IS LIKELY TO INVOLVE COMPLICATED AND DIFFICULT ISSUES, AND THEREFORE EACH PARTY HEREBY IRREVOCABLY AND UNCONDITIONALLY WAIVES, TO THE EXTENT PERMITTED BY LAW, ANY RIGHT SUCH PARTY MAY HAVE TO A TRIAL BY JURY.
1.81Governing Law. This Agreement shall be governed by and construed in accordance with the laws of the State of New York without regard to any conflict of laws rules thereof that might indicate the application of the laws of any other jurisdiction (other than Section 5-1401 of the New York General Obligations Law).
1.82Notices. Any notice, request, consent or other communication required or permitted hereunder shall be in writing and shall be deemed to have been duly given (a) on the day of delivery if delivered in person, (b) on the first Business Day following the date of dispatch if delivered by a nationally recognized express courier service, (c) on the fifth Business Day following the date of mailing if delivered by registered or certified mail, return receipt requested, postage prepaid. All notices hereunder shall be delivered as set forth below, or pursuant to such other instructions as may be designated by notice given in accordance with this Section 12.3 by the Party to receive such notice:
if to Buyer, to:
APA Finance II, LLC
2200 Atlantic Street Floor 6
Stamford, CT 06902
Email: operations@altuspower.com
Attention: Ahbi Parmar, Dustin Weber and Gregg Felton
with a copy (which shall not constitute notice) to:
Stoel Rives LLP
501 West Broadway, Suite 2000
San Diego, CA 92101
Phone: (858) 794-4100
Fax: (858) 794-4101
Attention: Brian J. Nese and William L. Clydesdale
if to Seller, to:
c/o D.E. Shaw Renewable Investments
575 Fifth Avenue, 35th Floor
New York, NY 10017
Email: DESRI-Notices@deshaw.com
Fax: (212) 478-0100
Attention: General Counsel

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with a copy (which shall not constitute notice) to:
    King & Spalding LLP
1185 Avenue of the Americas
    New York, NY 10036
        Attention: Jonathan M. A. Melmed
Email: jmelmed@kslaw.com
1.83Waivers and Amendments. This Agreement may be amended, modified or supplemented, and the terms hereof may be waived only by a written instrument signed by Buyer and Seller or, in the case of a waiver, by the Party waiving compliance.
1.84Remedies. No delay or failure on the part of any Party in exercising any right, power, remedy or privilege hereunder, or now or hereafter existing under any applicable Law, shall operate as a waiver thereof, nor shall any waiver on the part of any Party of any such right, power, remedy or privilege, nor any single or partial exercise of any such right, power, remedy or privilege, preclude any further exercise thereof or the exercise of any other such right, power, remedy or privilege.
1.85Binding Effect; Assignment. This Agreement shall be binding upon and inure to the benefit of the Parties and their respective successors and permitted assigns. This Agreement is not assignable by Buyer without the consent of Seller or by Seller without the consent of Buyer, which consent may be granted or withheld in the sole discretion of such applicable Party; provided that (a) any Party may assign its rights (but not its obligations) under this Agreement to any of its Affiliates upon written notice but without the prior written consent of any other Party and (b) Buyer or its permitted assignee may assign, transfer, pledge or otherwise dispose of its rights and interests hereunder to a trustee or lending institution(s) for the purposes of financing or refinancing, or by way of assignments, transfers, conveyances or dispositions in lieu thereof.
1.86Severability. If any provision or any portion of any provision of this Agreement shall be held invalid or unenforceable, the remaining portion of such provision and the remaining provisions of this Agreement shall not be affected thereby. If the application of any provision or any portion of any provision of this Agreement to any Person or circumstance shall be held invalid or unenforceable, the application of such provision or portion of such provision to Persons or circumstances other than those as to which it is held invalid or unenforceable shall not be affected thereby.
1.87No Personal Liability. This Agreement (and each agreement, certificate and instrument delivered pursuant hereto) shall not create or be deemed to create or permit any personal liability or obligation on the part of any member, manager, officer, director, employee, agent, or Representative of any Party hereto.
1.88No Third-Party Beneficiaries. Except as otherwise provided in Article IX, no provision of this Agreement, express or implied, is intended to or shall confer upon any Person other than the Parties any rights or remedies hereunder or create any third-party beneficiary rights in any Person.
1.89Specific Performance. In the event of any actual or threatened breach by a Party of any of the covenants, obligations or agreements in this Agreement, the Party who is or is to be thereby aggrieved shall be entitled to specific performance and injunctive relief giving effect to its rights under this Agreement, in any action instituted in any court in the United States or in any state having jurisdiction over the Parties and the matter in addition to any other remedy to which it may be entitled pursuant hereto. The Parties agree that any such breach or threatened breach could cause irreparable injury, that the remedies at law for any such breach or threatened breach,

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including monetary damages, are inadequate compensation for any loss and that any defense in any action for specific performance that a remedy at law would be adequate is waived.
1.90Interpretation. The parties acknowledge and agree that (a) each Party and its counsel reviewed and negotiated the terms and provisions of this Agreement and have contributed to the preparation hereof, (b) the rule of construction to the effect that any ambiguities are resolved against the drafting party shall not be employed in the interpretation of this Agreement and (c) the terms and provisions of this Agreement shall be construed fairly as to the Parties, regardless of which Party was generally responsible for the preparation of this Agreement. The Exhibits, Annexes and Seller Disclosure Schedules referred to herein shall be construed with, and as an integral part of, this Agreement to the same extent as if they were set forth verbatim herein. Any fact or item disclosed in any Schedule of the Seller Disclosure Schedules shall be deemed disclosed in each other Schedule of the Seller Disclosure Schedules and qualify Seller’s representations and warranties in this Agreement so long as (i) such other Section is referenced by applicable cross-reference or (ii) it is reasonably apparent on its face that such disclosure is applicable to such other Section or representation and warranty. The Seller Disclosure Schedules is not intended to constitute, and shall not be construed as, an admission or indication that any such fact or item is required to be disclosed. The Seller Disclosure Schedules shall not be deemed to expand in any way the scope or effect of any representations, warranties or covenants described in this Agreement. Any fact or item, including the specification of any dollar amount, disclosed in the Seller Disclosure Schedules shall not by reason only of such inclusion be deemed to be material, to establish any standard of materiality or to define further the meaning of such terms for purposes of this Agreement and matters reflected in the Seller Disclosure Schedules are not necessarily limited to matters required by this Agreement to be reflected herein and may be included solely for information purposes; and no Party shall use the fact of the setting of the amounts or the fact of the inclusion of any item in the Schedules in any dispute or controversy between the Parties as to whether any obligation, item or matter not described or included in the Seller Disclosure Schedules is or is not required to be disclosed (including whether the amount or items are required to be disclosed as material or threatened) or is within or outside of the ordinary course of business. No disclosure in the Seller Disclosure Schedules relating to any possible breach or violation of any Contract or Law shall be construed as an admission or indication that any such breach or violation exists or has actually occurred. Subject to Section 7.1(d), the information contained in the Seller Disclosure Schedules shall be kept confidential in accordance with the terms of this Agreement and no third party may rely on any information disclosed or set forth therein. Moreover, in disclosing the information in the Seller Disclosure Schedules, Seller expressly does not waive any attorney-client privilege associated with such information or any protection afforded by the work-product doctrine with respect to any of the matters disclosed or discussed therein.
1.91Entire Agreement. This Agreement (including the Exhibits, Annexes and Schedules hereto) and the Transaction Documents constitute the entire understanding of the Parties with respect to the subject matter hereof and thereof and supersede all prior oral and written agreements and understandings between the Parties with respect to such subject matter.
1.92Counterparts. This Agreement may be executed in one or more counterparts, each of which shall be deemed an original, and all of such counterparts together shall constitute one and the same agreement. This Agreement, once executed, may be delivered by a Party by facsimile, email or similar electronic means of transmission pursuant to which the signature of or on behalf of such Party can be seen, and such execution and delivery shall be considered valid, binding and effective for all purposes. At the request of any Party, all Parties agree to execute and exchange an original counterpart of this Agreement.
1.93Legal Representation. The Parties hereby agree that King & Spalding LLP (“K&S”) (or any successor thereto) may represent Seller or any of its direct or indirect directors, managers,

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members, partners, officers, employees, equityholders or Affiliates (each a “Seller Party”), in connection with any dispute, litigation, claim, Action or obligation with respect to the Seller Party on the one hand and the Buyer and Target Group Companies on the other hand, or any other Persons, relating to this Agreement or the transactions (any such representation, the “Post-Closing Representation”) notwithstanding its representation of the Target Group Companies prior to the Closing, and each of Buyer and the Target Group Companies hereby consents thereto and irrevocably waives (and will not assert) any conflict of interest or any objection arising therefrom or relating thereto. Buyer, on behalf of itself and following the Closing the Target Group Companies, acknowledges that the foregoing provision applies whether or not K&S provides legal services to Seller or any of its Affiliates after the Closing Date. Each of Buyer, on behalf of itself and following the Closing the Target Group Companies (collectively, the “Waiving Parties”), hereby irrevocably acknowledges and agrees that all communications among K&S, the Target Group Companies, Seller, any of their respective Affiliates and/or any director, officer, manager, member, equityholder, employee or other Representative of any of the foregoing made in connection with the negotiation, preparation, execution, delivery and performance under, or any dispute or Action arising out of or relating to, this Agreement, any agreement entered into in connection herewith or any matter relating to any of the foregoing (collectively, the “Privileged Communications”), are privileged communications and the attorney-client privilege, the expectation of client confidence and all other rights to any evidentiary privilege belong solely to Seller and may be exclusively controlled by Seller and shall not pass to or be claimed by Buyer or, post-Closing, the Target Group Companies, and from and after the Closing, none of Buyer, the Target Group Companies or any Person purporting to act on behalf of or through Buyer, the Target Group Companies or any of the Waiving Parties, will seek to obtain the same by any process. Such Privileged Communications are the property of Seller and, from and after the Closing, each of Buyer and the Target Group Companies, on behalf of itself and the Waiving Parties, irrevocably waives and will not assert any attorney-client privilege or other rights to any evidentiary privilege with respect to any such Privileged Communication occurring prior to the Closing in any action against or involving Seller or its Affiliates after the Closing. The Parties further agree that K&S and its respective partners and employees are third party beneficiaries of this Section 12.14.

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IN WITNESS WHEREOF, the parties have executed this Agreement as of the date first above written.

BUYER:
APA FINANCE II, LLC
By: ___/s/ Gregg Felton__________ Name: Gregg Felton Title: Co-Chief Executive Officer

[Signature Page to DESRI II Membership Interest Purchase Agreement]
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SELLER:
DESRI II, L.L.C.
By: ___/s/ Bryan Martin__________ Name: Bryan Martin Title: Authorized Signatory

[Signature Page to DESRI II Membership Interest Purchase Agreement]

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